Execution Copy

SHARE PURCHASE AGREEMENT

by and among

BOXLIGHT DISPLAY INC.,

THE MAJORITY SHAREHOLDERS,

LOGICAL CHOICE CORPORATION,

K LASER TECHNOLOGY, INC

as Shareholders’ Representative

and

VERT CAPITAL CORP.

January 31, 2015

(i)

(ii)

Table of Contents

		Page
10.9	Assignment	24
10.10	Specific Performance	24
10.11	Parties in Interest	24
10.12	Severability	24
10.13	Governing Law; Forum	24

List of Exhibits

Exhibit A-1 to A-4	Existing Everest and Subsidiary Security Holders
Exhibit B	Subsidiaries
Exhibit C	Form of Employment Agreements
Exhibit D	Form of Amendment to Agreement for Participating Minority Shareholders

(iii)

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 31, 2015 (the “Execution Date”), is made and entered into by and among:

A. K LASER TECHNOLOGY, INC., a Taiwan corporation, (“K Laser”). Pursuant to ARTICLE VIII and for the purposes of ARTICLES I, II, V, VI, VIII and X, K Laser shall be appointed as the Shareholders’ Representative (the “Shareholders’ Representative”) by the Selling Parties (as hereinafter defined);

B. the other Persons who are listed as Majority Shareholders (as hereinafter defined) on Exhibit A-1;

C. 寶萊特科技股份有限公司 (BOXLIGHT DISPLAY, INC.), a corporation organized under the laws of Taiwan (the “Purchaser”);

D. LOGICAL CHOICE CORPORATION, a corporation organized under the laws of the State of Nevada, United States (the “Parent”); and

E. VERT CAPITAL CORP., a corporation organized under the laws of the State of Delaware, United States (“Vert”).

K Laser and the other Persons who are listed on Exhibit A-1 as record owners of a majority of the outstanding share capital of EVEREST DISPLAY INC., a corporation organized under the laws of Taiwan (“Everest”), are hereinafter collectively referred to as the “Majority Shareholders.”

WITNESSETH:

WHEREAS, the Everest Group (as hereinafter defined) is engaged in, among other things, the business of manufacturing developing and selling education products and services (the “Business”);

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in this Agreement, the Selling Parties (as defined below) and the Purchaser desire to consummate a transaction with Purchaser, pursuant to which the Selling Parties (as defined below) shall sell, and the Purchaser shall acquire from the Selling Parties (as defined below), the Subject Shares (as defined below); and

WHEREAS, the Parent is the owner of 100% of the share capital of the Purchaser and will benefit from the transactions contemplated by this Agreement;

WHEREAS, Vert has agreed to give the warranties set out in ARTICLE IV and to undertake certain other obligations as set out in this Agreement; and

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in the Option Agreement (as hereinafter defined), the Parent has granted to the Majority Shareholders and the Participating Minority Shareholders (as hereinafter defined) an opportunity to invest in the Parent.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I.
SALE AND PURCHASE OF SHARES AND RELATED TRANSACTIONS

1.1 Certain Defined Terms:

(a) GUANG FENG INTERNATIONAL LTD., a corporation formed under the laws of American Samoa (“Guang Feng”); EVEREST TECHNOLOGY LTD., a corporation organized under the laws of the PRC (“ETL”); BOXLIGHT, INC., a Washington State (U.S.) corporation (“Boxlight USA”); BOXLIGHT LATINOAMERICA S.A. DE C.V., a corporation organized under the laws of Mexico (“Boxlight Mexico”), and BOXLIGHT LATINOAMERICA SERVICIOS S.A. DE C.V., a corporation organized under the laws of Mexico (“BLS”) are all direct and indirect wholly owned subsidiaries of Everest, as set forth on Exhibit B annexed hereto and made a part hereof, and are hereinafter collectively referred to as the “Subsidiaries”;

(b) LOGICAL CHOICE CORPORATION, a Nevada corporation (the “Parent” or “LCC”) is the owner of 100% of the share capital of the Purchaser;

(c) Everest and the Subsidiaries are hereinafter collectively referred to as the “Everest Group”;

(d) K Laser is the record and beneficial owner of 35.66% of the issued and outstanding share capital of Everest;

(e) the Majority Shareholders and all other record or beneficial holders of any share capital of Everest and/or any share capital of any Subsidiary member of the Everest Group are hereinafter collectively referred to as the “Everest Group Shareholders;”

(f) The “Subject Shares” shall mean all of the issued and outstanding common or ordinary shares of Everest that are owned of record and beneficially at the Closing by the Majority Shareholders and the Participating Minority Shareholders who will in the future execute this Agreement;

(g) The Majority Shareholders and the Participating Minority Shareholders are hereinafter sometimes collectively referred to as the “Selling Parties;”

(h) The shareholders of Everest as of the Execution Date shall be referred to herein as the “Everest Shareholders”; and

(i) The Majority Shareholders, the Participating Minority Shareholders, the Purchaser, Parent, Vert and, with respect to its role as Shareholders’ Representative for the purposes of ARTICLES I, II, V, VI, VIII and X, the Shareholders’ Representative are sometimes individually referred to as a “Party” and collectively as the “Parties.”

Capitalized terms used in this Agreement but not otherwise defined shall also have the meaning ascribed to them as set forth on Annex I hereto.

1.2 Everest Group Capitalization.

(a) Current Everest Capitalization. As at the date of this Agreement and, (unless otherwise approved in advance and in writing by the Parent or as contemplated by this Agreement, immediately prior to the Closing Date), Everest is authorized by its Articles of Incorporation to issue a total of 100,000,000 ordinary shares of which:

(i) an aggregate of 33,000,000 Everest ordinary or common shares are issued and outstanding (the “Existing Everest Shares”),

(ii) K Laser is the record and beneficial owner of 35.66% of the Existing Everest Shares,

(iii) the Subject Shares represent 82.3% of the total issued and outstanding Existing Everest Shares, provided, that, prior to the Closing, such percentage may be increased upon the addition of any Participating Minority Shareholders executing this Agreement, and,

(iv) the remaining 5,839,513 issued and outstanding Existing Everest Shares (the “Minority Everest Shares”) are owned of record by the Everest shareholders, other than the Majority Shareholders (the “Minority Everest Shareholders”).

(b) Existing Everest Security Holders. The record and beneficial owners of the Subject Shares and the number of Existing Everest Shares owned by each such Selling Party is set forth on Exhibit A-1 annexed hereto and made a part hereof. The record and beneficial holders as of the Execution Date (collectively, “Existing Everest Option Holders”) of all outstanding stock options and warrants (collectively, the “Existing Everest Options”) to purchase shares of Everest and/or share capital of any Subsidiary, and the number of shares of Everest and/or share capital of any Subsidiary issuable to each Existing Everest Option Holder upon exercise of their respective Existing Everest Options (collectively, the “Existing Everest Option Shares”) is set forth on Exhibit A-2 annexed hereto and made a part hereof.

(c) Subsidiaries. Everest (which is engaged in the manufacturing, software development, R&D and sales of technology products worldwide) owns 100% of the share capital of Guang Feng. Guang Feng owns 53.03% of the share capital of ETL. Guang Feng and ETL are engaged in manufacturing and servicing the technology products. Guang Feng (i) owns 99.6% of the share capital of Boxlight USA and, on the Closing Date, subject to its purchase of 0.4% of the equity of Boxlight USA owned by Nance, will own 100% of the share capital of Boxlight USA, (ii) owns 100% of the share capital of Boxlight Mexico, and (iii) owns 100% of the share capital of BLS. Boxlight USA, Boxlight Mexico and BLS are primarily engaged in sales, marketing, service and logistics for the Boxlight products in the United States, Mexico and Latin America.

(d) Existing Subsidiary Security Holders. As at the date of this Agreement and, (unless otherwise approved in advance and in writing by Parent or as contemplated by this Agreement, immediately prior to the Closing Date), (i) each Subsidiary is authorized by its Articles of Incorporation to issue a total number of ordinary shares set forth on Exhibit A-3 annexed hereto and made a part hereof and (ii) Exhibit A-3 sets forth the number of issued and outstanding ordinary or common shares of each of the Subsidiaries (the “Existing Subsidiary Shares”). Exhibit A-4 also sets forth, by individual Subsidiary, (i) the number of issued and outstanding Existing Subsidiary Shares owned directly by Everest or another Subsidiary, (ii) the names of holders and the number of the remaining issued and outstanding Existing Subsidiary Shares, if any, that are owned of record by such holders, other than Everest or another Subsidiary, and (iii) the record and beneficial holders as of the Execution Date (collectively, “Subsidiary Option Holders”) of all outstanding stock options and warrants (collectively, the “Subsidiary Options”) to purchase shares of the Subsidiaries and the number of shares of the Subsidiaries issuable to each Subsidiary Option Holder upon exercise of their respective Subsidiary Options (collectively, the “Subsidiary Option Shares”).

(e) Everest Group Shares. The Existing Everest Shares and the Existing Subsidiary Shares are hereinafter collectively referred to as the “Everest Group Shares.”

(f) Everest Group Notes. The record and beneficial owners of the all notes, debentures and other evidences of Indebtedness issued by any member of the Everest Group (whether or not convertible into Everest Group Shares (the “Note Holders”) and the principal amount of all notes, debentures and other evidences of Indebtedness owed to each such Note Holder is set forth on Exhibit A-4 annexed hereto and made a part hereof.

1.3 Sale of Subject Shares.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable laws of Taiwan, including the rules and regulations of the Taiwan Investment Commission (the “TIC”), at the Closing, the Selling Parties shall sell, transfer, convey and assign (collectively, “Transfer”) to the Purchaser all, and not less than all, of the Subject Shares.

(b) At the Closing, the Selling Parties shall cause to be delivered to the Purchaser share certificates evidencing all of the Subject Shares, duly endorsed for transfer.

1.4 Purchase of Subject Shares; Purchase Price.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable laws of Taiwan, including the rules and regulations of the TIC, on the Closing Date, the Purchaser shall purchase from the Selling Parties, all and not less than all, of the Subject Shares.

(b) The Parties hereto agree that 100% of the Everest Group shall be valued at (USD) Seven Million, Two Hundred Eighty Three Thousand, One Hundred and Thirty Two (USD $7,283,132) Dollars (the “Everest Valuation”) representing the consolidated book value of the Everest Group on 30 September 2013. Accordingly, at the Closing, the Purchaser shall pay for the Subject Shares a purchase price equal to the amount determined by multiplying (i) the Subject Shares Percentage by (ii) the Everest Valuation (the “Purchase Price”).

(c) The Purchase Price for the Subject Shares shall be paid at the Closing in full by (i) wire transfer of immediately available funds to one or more bank accounts designated by the Shareholders’ Representative, which bank accounts may be the escrow accounts of a bank in Taiwan (the “Escrow Agent”) designated by the Shareholders’ Representative, or (ii) in such other manner as shall be designated by the Shareholders’ Representative.

1.5 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the sale and purchase of the Subject Shares and related transactions under the Option Agreement referred to herein (the “Closing”) will take place at 10:00 a.m., Taiwan time, immediately after the consummation of a “Liquidity Event” defined herein and after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Closing set forth herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of White & Case, attorneys at law, and United States counsel to the Everest Group and the Majority Shareholders in Palo Alto, California, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.” Notwithstanding the foregoing, if the Liquidity Event and the Closing do not occur prior to 31 March 2015, the Shareholders’ Representative shall have the option to terminate this Agreement unless otherwise agreed to between the Shareholders’ Representative, the Purchaser and the Parent.

1.6 Liquidity Event. As used in this Agreement, the term “Liquidity Event” shall mean the occurrence of one or more of the events set forth below on or before the Closing Date:

(a) the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, of Parent Common Stock (an “IPO”) and such firm commitment underwritten public offering covering all of the following elements: (i) at least USD ten million ($10,000,000) Dollars of Parent Common Stock shall have been offered and sold to the public; (ii) following such IPO, the Common Stock of the Parent shall be listed or quoted on the New York Stock Exchange; the Nasdaq Stock Market System or any other national securities exchange acceptable to the Majority Holders (each a “National Securities Exchange”); (iii) immediately prior to such IPO, the Option Shares issued under the Option held by the Selling Parties under the Option Agreement shall be converted into shares of Parent Common Stock, which shall be the Company Class A Common Stock (as defined in the Option Agreement), having a Market Value of at least Sixteen Million Four Hundred and Sixty Thousand Dollars ($16,460,000), representing at least 82.3% of $20,000,000; (iv) immediately prior to such IPO, the Option Shares shall represent at least 20.575% of the Fully-Diluted Common Stock of Parent, representing 82.3% of 25%, (v) immediately prior to such IPO, the EDI Employees shall hold the EDI Employee Transaction Bonus Shares; and (vi) immediately prior to such IPO, Parent shall have established the EDI Employee Stock Option Plan pursuant to Section 5.3 and the Option Agreement; or

(b) the Parent effecting a merger or share exchange with an inactive or primarily inactive public company (“PubCo”) whose Common Stock (“PubCo Common Stock”) is registered under the Securities Exchange Act of 1934, as amended, and listed on a National Securities Exchange (a “Reverse Merger Transaction”), as a result of which (i) the stockholders of the Parent (including the Option Holders as defined in the Option Agreement, upon exercise of the Option) will own in excess of 80% of the outstanding common stock of PubCo; (ii) immediately prior to a Reverse Merger Transaction, the Option Shares issued under the Option held by the Selling Parties under the Option Agreement shall be converted into shares of Parent Common Stock, which shall be Company Class A Common Stock, having a Market Value of at least twenty million Dollars ($20,000,000); (iii) immediately prior to such Reverse Merger Transaction, the EDI Employees shall hold the EDI Employee Transaction Bonus Shares; and (iv) immediately prior to such Reverse Merger Transaction, Parent shall have established the EDI Employee Stock Option Plan pursuant to Section 5.3 and the Option Agreement and Pubco shall have agreed to assume the obligations of Parent under the EDI Employee Stock Option Plan; or

(c) the sale of all or substantially all of the assets or capital stock of the Parent, whether by merger, consolidation, tender offer or like combination, to any Person who is not an Affiliate of the Parent or any of the Parent’s Affiliates (a “Sale of Control Transaction”), provided, that (i) immediately prior to a Sale of Control Transaction, the Option Shares issued under the Option held by the Selling Parties under the Option Agreement shall be converted into shares of Parent Common Stock, which shall be Company Class A Common Stock, having a Market Value of at least twenty million Dollars ($20,000,000); (ii) immediately prior to such Sale of Control Transaction, the EDI Employees shall hold the EDI Employee Transaction Bonus Shares; and (iii) immediately prior to such Sale of Control Transaction, Parent shall have established the EDI Employee Stock Option Plan pursuant to Section 5.3 and the Option Agreement and the acquirer shall have agreed to assume the obligations of Parent under the EDI Employee Stock Option Plan.

In the case of either a Reverse Merger Transaction or a Sale of Control Transaction, the rights and obligations set forth under this Agreement, the Option Agreement and any other Transaction Documents (including the obligation to pay to the Purchase Price) must be assumed by either PubCo, in the case of a Reverse Merger Transaction, or the acquirer, in the case of a Sale of Control Transaction. Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, the final terms and conditions of any Reverse Merger Transaction or Sale of Control Transaction proposed to be entered into by the Parent on or before the Closing Date shall be subject to the prior approval and consent of the Shareholders’ Representative.

As used in this Section 1.6:

(i) the term “Market Value” shall mean the product of multiplying the aggregate number of shares of the Common Stock of Parent or PubCo (as applicable) to be issued to the Selling Parties upon exercise of the Option under the Option Agreement (after giving effect to the conversion into Common Stock of all outstanding Parent preferred stock (as defined in the Option Agreement), including Series C Preferred Stock issued to such Selling Parties) by either (i) the initial offering price per share set forth in the final prospectus relating to an IPO, (ii) the per share purchase price payable to all stockholders of the Parent in connection with a Sale of Control Transaction, or (iii) the closing price of the PubCo Common Stock as traded on a National Securities Exchange at the time of consummation of a Reverse Merger Transaction (each, the “Per Share Price”).

(ii) the term “Majority Holders” shall mean those Selling Parties who collectively would own a majority of the Subject Shares.

1.7 Directors and Officers.

(a) Within thirty (30) days after the Closing Date, the board of directors of Everest (the “Everest Board of Directors”) shall consist of a minimum of seven (7) members, of which, after the resignation of the members, as applicable, the Purchaser shall have the right to nominate four (4) members for election to the Everest Board of Directors (the “Purchaser Everest Designees”) and the Shareholders’ Representative shall have the right to nominate three (3) members for election to the Everest Board of Directors (the “Majority Shareholder Everest Designees”) who shall be acceptable to Purchaser in its reasonable discretion; it being acknowledged and agreed that Alex Kuo, Mark Elliot and either of Hank Nance or Patrick Henry shall be acceptable Majority Shareholders Designees (the “Everest Board Elections”). Notwithstanding the foregoing, pending the resignations and election of the Purchaser Everest Designees, from and after the Closing Date, the Everest Board of Directors shall not take any action unless the same shall have been approved in advance in writing by the Purchaser or a representative of Vert.

(b) Within ninety (90) days after the Everest Board Elections, all Parties shall take all necessary actions, so as to cause the board of directors for each Subsidiary (the “Subsidiary Board of Directors”) to consist of a minimum of seven (7) members, of which the Purchaser shall have the right to nominate and/or designate four (4) members for election to such Subsidiary Board of Directors (the “Purchaser Subsidiary Designees”) and the Shareholders’ Representative shall have the right to nominate and/or designate three (3) members for election to such Subsidiary Board of Directors (together with the Majority Shareholder Everest Designees, the “Majority Shareholder Designees”) who shall be acceptable to Purchaser; it being acknowledged and agreed that Alex Kuo, Mark Elliot and either of Hank Nance or Patrick Henry shall be acceptable Majority Shareholders Designees. Notwithstanding the foregoing, pending the resignations and election of the Purchaser Subsidiary Designees, from and after the Closing Date, the Subsidiary Board of Directors shall not take any action unless the same shall have been approved in advance in writing by the Purchaser or a representative of Vert.

(c) So long as the Selling Parties hold at least five percent (5%) of the fully-diluted Common Stock of the Parent following any Liquidity Event, the Shareholders’ Representative shall have the right to designate the Majority Shareholder Designees. For the duration of the period of restrictions on Transfer (as defined in the Option Agreement), unless otherwise consented to by the Shareholders’ Representative, the Purchaser may not increase the size of the Board of Directors or take any other action that could reasonably be expected to adversely affect the rights of the Majority Shareholders, as exercised by the Shareholders’ Representative, hereunder. The officers of Everest immediately prior to the Closing Date shall be retained following the Closing Date; provided, that persons designated by Purchaser shall be appointed as the Chief Financial Officer of Everest and each of its Subsidiaries. The officers and directors of Everest and each Subsidiary shall serve as set forth in their respective employment agreement, or if no such agreement exists, until their successors have been duly elected or appointed and qualified in accordance with the Restated Certificate of Incorporation and bylaws of Everest.

ARTICLE II.
ADDITIONAL AGREEMENTS OF THE PARTIES

2.1 Purchase of ETL Minority Shares. Within thirty (30) days upon occurrence of, and using the proceeds from, a Liquidity Event, Parent shall purchase from K Laser International Co., Ltd. (“K Laser International”), for RMB 12.0 million in cash, all of the equity capital in ETL owned by K Laser International, representing a total of 15.66% of the issued and outstanding share capital of ETL.

2.2 Option Agreement. On the Execution Date, the Majority Shareholders and the Parent shall enter into an option agreement (the “Option Agreement”) under which the Majority Shareholders shall be granted an unconditional option (the “Option”) to purchase shares of Series C convertible preferred stock of the Parent, and containing such other terms and conditions as shall be acceptable to the Parties (the “Option Shares”). In the event and to the extent that there shall be any one or more Participating Minority Shareholders who shall execute this Agreement or a Participating Amendment, as a condition thereto, such Participating Minority Shareholder shall also execute and become a party to the Option Agreement. At the Closing, all of the Selling Parties shall exercise the Option in accordance with its terms.

2.3 EDI Employee Transaction Bonus Shares. Immediately prior to the occurrence of any Liquidity Event, Parent shall issue to the EDI Employees the EDI Employee Transaction Bonus Shares, in the amounts for each EDI Employee as determined by the Shareholders’ Representative in its sole discretion. For the avoidance of doubt, the EDI Employee Transaction Bonus Shares are not subject to any lock-up agreement or restrictions on Transfer and are not counted as a part of the Selling Parties Parent Shares.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

Each of the Selling Parties, do hereby severally and not jointly represent and warrant to Purchaser and the Parent as of the date hereof (except as to any representation or warranty which specifically relates to another date), as follows, provided, however, that each such representations and warranties are (i) where indicated, are qualified by the Knowledge of such Selling Parties, and (ii) qualified by the disclosure schedules of Selling Parties, which set forth certain disclosures concerning Selling Parties (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representations or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the disclosure schedules of Selling Parties). As used in this ARTICLE III, the term “Everest and Subsidiaries” means the individual or collective reference to Everest and each of its direct or indirect Subsidiaries.

3.1 Due Organization and Qualification. Everest and each of its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation as set forth on Schedule 3.1 annexed hereto, and has the corporate power and authority to own, lease and operate its assets, properties and business and to carry on the Business as now conducted, except where such failure would not have a Material Adverse Effect on Everest and Subsidiaries. Everest is qualified to transact business and in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification, except where such failure would not have a Material Adverse Effect on Everest and Subsidiaries.

3.2 Authority to Execute and Perform Agreements. Each of the Selling Parties has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and all other “Transaction Documents” to which such Selling Party is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which the Selling Parties are a party and the consummation by Selling Parties of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all necessary individual and corporate action, and no other proceedings on the part of Selling Parties are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions so contemplated. This Agreement and the Transaction Documents have all been or will be duly executed and delivered and, assuming the due authorization, execution and delivery by Purchaser and (where applicable) the Parent and the other Selling Parties, are the valid and binding obligations of Selling Parties enforceable against Selling Parties in accordance with their terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.

3.3 Ownership of Shares.

The Selling Parties are the record and beneficial owners of all and not less than all of the Subject Shares; all of the statements set forth in Section 1.2 of this Agreement in respect of the capitalization of Everest and its Subsidiaries are true and correct in all material respects; and all of the Subject Shares are owned by the Selling Parties free and clear of all Encumbrances and may be transferred pursuant to this Agreement without restriction of any kind, other than as provided in the United States federal or state securities laws.

3.4 Tax Matters.

(a) The tax identification number for Everest and each Subsidiary is listed on Schedule 3.4(a).

(b) All Tax Returns with respect to Everest that are required to be filed before the Closing Date, have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could reasonably result in Parent being liable for any material Taxes or could give rise to a lien on Everest Common Stock.

(c) Except as set forth on Schedule 3.4(c), there is no pending or, to the Selling Parties’ Knowledge, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of Everest and Subsidiaries.

3.5 Compliance with Laws; Permits.

(a) Everest and Subsidiaries have not received written notice from any Governmental Authority that Everest or its Subsidiaries is currently in violation of any Laws or Orders. To Selling Parties’ Knowledge, Everest and Subsidiaries have not violated Laws, which violation has had or is reasonably expected to have a Material Adverse Effect on Everest and Subsidiaries, as the case may be. To the Knowledge of Selling Parties, Everest and Subsidiaries have not made any illegal payment to officers or employees of any Governmental or Regulatory Authority, or made any illegal payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices that violate any Laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by Everest and Subsidiaries. To the Knowledge of the Selling Parties, there are no facts that (with or without notice or lapse of time, or both) could result in Everest and Subsidiaries being in violation of any Law which has a Material Adverse Effect on Everest.

(b) Except to the extent already obtained by Everest and Subsidiaries, no Permit is material for the conduct of the Business.

(c) To the Knowledge of Selling Parties, neither the Selling Parties nor any other Person associated with or acting on behalf of the Business has directly or indirectly (x) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, domestic or foreign, regardless of form, whether in money, property, or services (i) in violation of any Law, or (ii) to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (y) violated any applicable export control, money laundering or anti-terrorism Law, or otherwise taken any action that would be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or (z) established or maintained any fund or asset with respect to the Business that has not been recorded in its books and records.

3.6 No Breach. The Selling Parties’ execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the material breach or violation of any of the terms and conditions of, result in a modification of the effect of or constitute (or with notice or lapse of time or both would constitute) a default under (a) Everest and Subsidiaries’ articles of incorporation or bylaws; (b) any Contract to which Everest and Subsidiaries is a party; (b) any Law or Order against, or binding upon or applicable to Selling Parties or their assets; or (d) any Permit.

3.7 Litigation. Except as set forth on Schedule 3.7, there are no outstanding Orders against or involving the operations of the Business, or Everest and Subsidiaries. Except as set forth on Schedule 3.7, none of the Selling Parties is now, nor have any of them been during the one (1) year prior to the date hereof, a party to or, to Selling Parties’ Knowledge threatened (in writing) with any Legal Proceeding applicable to the operations of the Business of Everest and Subsidiaries. Except as set forth on Schedule 3.7, there is no active dispute with any Person under Contract with Selling Parties in connection with the operations of the Business of Everest and Subsidiaries. None of the Legal Proceedings set forth on Schedule 3.7, individually or together with any other, is reasonably likely to result in a Material Adverse Effect on Everest and Subsidiaries. Except as set forth on Schedule 3.7, to Selling Parties’ Knowledge, there is no fact, event or circumstance that may give rise to any Legal Proceeding that would be required to be set forth on Schedule 3.7 if currently pending or threatened in writing. There are no Legal Proceedings pending or, to Selling Parties’ Knowledge, threatened in writing that would give rise to any right of indemnification on the part of any past or present director or officer of Everest and Subsidiaries or the heirs, executors or administrators of such director or officer against Everest and Subsidiaries or any successor to the Business.

3.8 Employment Matters. Except as set forth on Schedule 3.8, Everest and Subsidiaries is not a party to any employment agreement, work-for-hire agreement or collective bargaining agreement. To the Selling Parties’ Knowledge, there are no union organizational efforts or activities in existence or threatened by any labor organization to organize the employees of Everest and Subsidiaries. There are no strikes, lockouts or other labor activities in existence or, to the Selling Parties Knowledge, threatened.

3.9 Contracts. All of the Material Contracts individually having a value in excess of US$50,000 that is binding upon Everest and Subsidiaries that are set forth on (or required to be set forth on) Schedule 3.9 and on other Schedules hereto have been delivered or made available to Parent (or where a Contract is other than in writing, Schedule 3.9 contains summary of the material terms of such Contract). Except as set forth on Schedule 3.9, to the Selling Parties’ Knowledge each of such Contracts are valid, subsisting agreements, in full force and effect and binding upon the parties thereto in accordance with their terms.

3.10 Title to Assets. Except as disclosed on Schedule 3.10, Everest and Subsidiaries own outright and have good and marketable title to, or a valid leasehold interest in, all of their respective assets, free and clear of all Encumbrances, except Permitted Encumbrances. On the Closing Date, all of the assets and properties of Everest and Subsidiaries shall be free and clear of all Encumbrances, except Permitted Encumbrances.

3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth, with respect to Everest and Subsidiaries, a complete and accurate list of all material Intellectual Property which is owned, licensed, leased or otherwise used by Everest in conducting the Business.

(b) Schedule 3.11(b) sets forth a complete and accurate list of all agreements, other than immaterial agreements or agreements with fees of less than $5,000, to which Everest and Subsidiaries is a party or otherwise bound (i) granting or obtaining any right to use or practice any rights under any Intellectual Property other than, in the latter case, off the shelf, commercially available software, or (ii) restricting the rights of Everest and Subsidiaries to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). To the Knowledge of the Selling Parties, the License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a material violation or breach of, or constitute (with or without due notice of lapse of time or both) a material default by any party under any such License Agreement. Everest and Subsidiaries has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements.

(c) Except as set forth on Schedule 3.11(c):

(i) Everest and Subsidiaries or its Affiliates owns, or has a valid right to use, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the Intellectual Property. Everest and Subsidiaries is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 3.11(c).

(ii) The Intellectual Property owned by Everest and Subsidiaries, and to the Knowledge of the Selling Parties, any Intellectual Property used by Everest and Subsidiaries, is subsisting and has not been cancelled, expired, or abandoned.

(iii) There is no pending or, to the Knowledge of the Selling Parties threatened, claim, suit, arbitration or other adversarial Legal Proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) involving the Intellectual Property owned by Everest and Subsidiaries, or, to the Knowledge of the Selling Parties, the Intellectual Property licensed to Everest and Subsidiaries, (B) alleging that the activities or the conduct of the Business do, or will, infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or (C) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by Everest and Subsidiaries.

(iv) To the Knowledge of the Selling Parties, the conduct of the Business does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any Intellectual Property rights owned or controlled by any third party. To the Knowledge of the Selling Parties, no third party is misappropriating, infringing, or violating any Intellectual Property owned or used by Everest and Subsidiaries and no such claims, suits, arbitration or other adversarial proceedings which have been brought against any third party by Everest and Subsidiaries remain unresolved.

(v) The Selling Parties have taken commercially appropriate measures to protect the confidentiality of its trade secrets. To the Knowledge of the Selling Parties, no trade secrets have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement or agreements including such protections. To the Knowledge of the Selling Parties, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof.

(d) The consummation of the Agreement and the transactions contemplated hereby will not result in the material loss or impairment of Purchaser’s right to own or use any of the Intellectual Property, nor will it require the consent of any Regulatory Authority or third party in respect of any such Intellectual Property.

3.12 Third Party Products. Schedule 3.12 sets forth a true and complete list of all material products or services of Everest and Subsidiaries, which relate to the Business, currently being developed, sold or offered for sale by Everest and Subsidiaries which have been developed for Everest and Subsidiaries by Persons other than Everest and Subsidiaries or its Affiliates (the “Third Party Products”), and such Persons are either (i) the copyright, trademark and/or patent proprietor of all such Third Party Products and to Selling Parties’ Knowledge has caused appropriate notices of copyright, trademark or patent to be included in all Third Party Products, or (ii) holds a valid license, sub-license or related Contract with respect to such Third Party Products.

3.13 Customer and Supplier Lists.

(a) Attached to Schedule 3.13(a) is a true and correct list of the Key Customers and Key Suppliers as of September 30, 2013. Everest and Subsidiaries have not licensed, sold or granted any rights to any Person to use any of such lists.

(b) Except as set forth on Schedule 3.13(b), to Selling Parties’ Knowledge, there has been no written notice that any customer or supplier of the Business: (i) intends to terminate its agreements with Everest and Subsidiaries, or otherwise materially and adversely modify its relationship with Everest and Subsidiaries, or (ii) that the acquisition of Everest Common Stock by Purchaser will materially and adversely affect the relationships of Purchaser (as successor to the Business) with such customers or suppliers.

3.14 Operation of the Business. Except as set forth on Schedule 3.14 or in connection with this Agreement, Everest and Subsidiaries has not since September 30, 2013:

(a) except for content or Equipment or inventory acquired in the Ordinary Course, made any acquisition of any assets, properties, capital stock or business of any other Persons with a purchase price in excess of $50,000 or made any commitments to do any of the foregoing;

(b) except in the Ordinary Course, made any sale, assignment, transfer or license of any Intellectual Property;

(c) except in the Ordinary Course, terminated, entered into or amended, or agreed to enter into or amend, any Contract required to be disclosed on Schedule 3.9;

(d) except in the Ordinary Course, hired, or agreed to hire, any Person to perform services in connection with the Business; entered into or amended, or agreed to enter into or amend, any employment agreement of any employee; made or agreed to make any payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives;

(e) except as would not be reasonably expected to have a Material Adverse Effect, suffered or incurred any material damage, destruction or loss not covered by insurance materially adversely affecting the assets, properties, business, operations, condition (financial or otherwise) or prospects of the Business;

(f) except as would not be reasonably expected to have a Material Adverse Effect, failed to make any payment to any creditor of the Business as such obligations become due and payable; and

(g) except in the Ordinary Course, established or increased any bonus, commission, insurance, retention, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, performance awards or restricted stock awards) or other employee benefit plan or arrangement, increased any salary or otherwise increased the compensation payable to or to become payable to any employee, other than annual increases commensurate with past practice.

3.15 Financial Statements. The Selling Parties have supplied Parent with (i) the unaudited consolidated financial statements of Everest and Subsidiaries, consisting of its consolidated balance sheet, as of December 31, 2012 and December 31, 2013, and the consolidated statement of operations and consolidated statement of cash flows, for the two fiscal years then ended (the “Annual Financial Statements”), and (ii) the unaudited interim consolidated financial statements consisting of its consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows, September 30, 2013 and October 15, 2014, (the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements (A) have been prepared in accordance with GAAP or International Financial Accounting Standards (“IFAS”), (B) reflect, in all material respects, all assets, liabilities and results of operations of Everest and Subsidiaries as at and for the fiscal periods applicable thereto as required in accordance with GAAP or IFAS, and (C) except that the Interim Financial Statement do not include footnotes and schedules applicable to the Annual Financial Statements as required by GAAP or IFAS and are subject to annual audit adjustments which, in the case of the October 15, 2014 Interim Financial Statements, shall not be material.

3.16 Condition of Equipment. Except for items which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the computers, servers and other material machinery and equipment used by Everest and Subsidiaries in the operation of the Business (the “Equipment”) is in satisfactory operating condition and reasonably sufficient to enable Everest and Subsidiaries to conduct its Business in the Ordinary Course.

3.17 No Broker. Except as set forth on Schedule 3.17, no broker, finder, agent or similar intermediary has acted for or on behalf of Selling Parties in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Selling Parties or any action taken by Selling Parties.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER, PARENT AND VERT

Purchaser, Parent and Vert jointly and severally represent and warrant to Selling Parties, as of the date hereof (except as to any representation or warranty which specifically relates to another date) and as of the Closing Date, as follows:

4.1 Due Organization. Each of Purchaser, Parent and Vert is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation as set forth on Schedule 4.1 annexed hereto, and has the corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted, except where such failure would not have a Material Adverse Effect on Everest and Subsidiaries. Each of Purchaser, Parent and Vert is qualified to transact business and in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification, except where such failure would not have a Material Adverse Effect on Everest and Subsidiaries.

4.2 Ownership. Purchaser is a corporation newly formed by the Parent for the sole purpose of entering to this Agreement and consummating the transactions contemplated hereby and under the other Transaction Documents. Vert is the sole stockholder of Parent and Parent is the sole stockholder of Purchaser.

4.3 Authority Relative to this Agreement and Transaction Documents. Each of Parent, Purchaser and Vert has the full corporate power and authority to execute and deliver this Agreement and any Transaction Document to which each is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other Transaction Document to which it is a party by Parent, Purchaser or Vert and the consummation by Purchaser, Parent and Vert of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, Purchaser and Vert is necessary to authorize this Agreement or any Transaction Document to which it is a party or to consummate the transactions so contemplated. This Agreement and the Transaction Documents to which it is a party have been duly and validly executed and delivered by Parent, Purchaser and Vert and, assuming the due authorization, execution and delivery by Selling Parties, constitutes a legal, valid, and binding obligation of Parent, Purchaser and Vert enforceable against Purchaser, Parent and Vert in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other Laws affecting creditor’s rights generally and general equitable principles.

4.4 No Broker. Except as set forth on Schedule 4.4, no broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser, Parent or Vert in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Purchaser, Parent or Vert or any action taken by Purchaser, Parent or Vert.

4.5 Ownership. All of the issued and outstanding ordinary or common shares of the Purchaser are and at the Closing Date shall be owned by Parent and all of the shares of issued and outstanding Common Stock of the Parent is owned by Vert.

4.6 Title to Assets. Except as disclosed on Schedule 4.6, Parent and Purchaser own outright and have good and marketable title to, or a valid leasehold interest in, all of their respective assets, free and clear of all Encumbrances. On the Closing Date, all of the assets and properties of Parent and Purchaser shall be free and clear of all Encumbrances.

4.7 Litigation. Except as set forth on Schedule 4.7 there are no outstanding Orders against or involving Parent or Purchaser. Except as set forth on Schedule 4.7, neither the Parent nor the Purchaser is now, nor have any of them been during the one (1) year prior to the date hereof, a party to or, threatened (in writing) with any Legal Proceeding applicable to Parent or Purchaser. Except as set forth on Schedule 4.7, there is no active dispute with any Person under Contract with Parent or Purchaser. None of the Legal Proceedings set forth on Schedule 4.7, individually or together with any other, is reasonably likely to result in a Material Adverse Effect on Parent or Purchaser. Except as set forth on Schedule 4.7, there is no fact, event or circumstance that may give rise to any Legal Proceeding that would be required to be set forth on Schedule 4.7 if currently pending or threatened in writing. There are no Legal Proceedings pending or threatened in writing that would give rise to any right of indemnification on the part of any past or present director or officer of Parent or Purchaser or the heirs, executors or administrators of such director or officer against Parent or Purchaser or any successor to the Parent or Purchaser.

4.8 Financial Statements. The Parent has supplied, and will, prior to the Closing, supply the Selling Parties with (i) true and complete copies of all agreements, registration statements, financial information and other documentation required to be executed or filed with the SEC in connection with consummating any one or more Liquidation Event, and (ii) a letter of valuation of the Parent and its Target Companies (as defined in the Option Agreement) by Wellington Shields & Company or other reputable investment bankers. Any financial statements of the Parent and its Target Companies (A) have been prepared in accordance with GAAP or IFAS, (B) reflect all assets, liabilities and results of operations of the Parent and its Target Companies as at and for the fiscal periods applicable thereto as required in accordance with GAAP or IFAS, and (C) except that an interim financial statement does not include footnotes and schedules applicable to the Annual Financial Statements as required by GAAP or IFAS and are subject to annual audit adjustments which are and shall not be material.

4.9 Investigation by Purchaser; Company’s Liability. Purchaser and Parent have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Everest and its Subsidiaries, which investigation, review and analysis was conducted by Parent, Purchaser and their Affiliates and, to the extent Parent and Purchaser deemed appropriate, by Parent’s or Purchaser’s Representatives. Parent and Purchaser each acknowledge that they and their Representatives have been provided adequate access to the personnel, properties, premises and records of Everest and its Subsidiaries and the audit workpapers of the Everest’s auditors for such purpose. In entering into this Agreement, Parent and Purchaser acknowledge that they have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Everest or any of Everest’s representatives (except the specific representations and warranties of the Selling Parties set forth in Article III), and Parent and Purchaser acknowledge and agree, to the fullest extent permitted by Law, that:

(a) none of the Selling Parties, Everest, any of Everest’s Subsidiaries or any of their respective directors, officers, stockholders, members, employees, Affiliates, controlling Persons, agents, advisors, representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to Everest or its Subsidiaries made available to Parent, Purchaser, their Affiliates or their Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of Everest or any Subsidiary, in “break-out” discussions, in responses to questions submitted by or on behalf of Parent, Purchaser, their Affiliates or their Representatives, whether orally or in writing, in materials prepared by or on behalf of Everest, or in any other form (such information, collectively, “Due Diligence Materials”), or (ii) any information delivered or made available pursuant to Section 5.1(a) or (iii) the pro-forma financial information, projections or other forward-looking statements of Everest or any of the Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement;

(b) none of the Selling Parties, Everest, any of the Subsidiaries or any of their respective directors, officers, employees, stockholders, members, Affiliates, controlling Persons, agents, advisors, representatives or any other Person shall have any liability or responsibility whatsoever to Parent, Purchaser or any of their directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including in contract, tort or equity under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to Everest provided to Parent or Purchaser, in materials furnished in Everest’s on-line data site, in presentations by Everest’s management or otherwise), to Parent, Purchaser or their directors, officers, employees, Affiliates, controlling Persons, advisors, agents or representatives (or any omissions therefrom); and

(c) without limiting the generality of the foregoing, the Selling Parties make no representation or warranty regarding any third party beneficiary rights or other rights which Parent or Purchaser might claim under any studies, reports, tests or analyses prepared by any third parties for Everest or any of its Affiliates, even if the same were made available for review by Parent, Purchaser or their Representatives.

4.10 Investment Purpose. Purchaser is acquiring the Subject Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933; provided, however, that by making the representations herein, Purchaser reserves the right to dispose of the Subject Shares at any time in accordance with or pursuant to an effective registration statement covering such Subject Shares or an available exemption under the Securities Act of 1933.

4.11 Reliance on Exemptions. Each of Parent, Purchaser and Vert expressly acknowledge and understand that the Subject Shares are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Selling Parties are relying in part upon the truth and accuracy of, and Parent, Purchaser or Vert’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Parent, Purchaser and Vert set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Subject Shares.

ARTICLE V.
ADDITIONAL COVENANTS AND AGREEMENTS

5.1 Expenses of Agreement. The Parties to this Agreement shall each bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, whether or not the transactions contemplated hereby and thereby are consummated, including, but not limited to, all fees and expenses of brokers, agents, representatives, counsel and accountants.

5.2 Employment Agreements.

(a) On the Closing Date, Parent shall enter into employment agreements with Mark Elliott and Hank Nance in substantially the form of Exhibit C annexed hereto and made a part hereof (the “Executive Employment Agreements”).

(b) On the Closing Date, Everest shall enter into employment agreements with other executive officers and other key technical employees who are listed on Schedule 5.2(b) hereto (the “Key Employees”), all upon such terms and conditions as shall be acceptable to each respective Key Employee and the Board of Directors of Everest.

5.3 EDI Employee Stock Option Plan. On or before the Closing Date, the Parent shall establish a stock option plan solely for the benefit of employees of the Everest Group, pursuant to which inter alia, such individuals shall be issued stock option grants of Parent convertible into the Company Class A Common Stock that represent on an aggregate basis five percent (5%) of the Fully-Diluted Common Stock of Parent and which vests annually in equal installments over a four (4) year period (commencing one year after the Closing Date) (the “EDI Employee Stock Option Plan”). The allocation of initial stock option grants to be issued under the EDI Employee Stock Option Plan shall be determined in good faith jointly by Parent and the Shareholders’ Representative.

5.4 Further Assurances. Each of the Parties shall execute such documents and other papers and perform such further acts as may reasonably be required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each of the Parties shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to Closing.

5.5 Examinations and Investigations. Purchaser and Parent acknowledges that prior to the Closing Date, Purchaser and Parent was entitled to, through its employees and representatives, make such investigations of the Business of the Everest Group and such examination of the books, records and financial condition of the Business as Purchaser and Parent reasonably considered necessary.

5.6 Access to Records. For a period of six (6) years after the Closing Date, each Party agrees to provide the other party, at such other party’s expense, with reasonable access to the books and records of the other party related to the Business after the Closing Date for the purpose of preparing tax returns, defending claims or other reasonable business purposes.

5.7 Information for Liquidity Event.

(a) From the date hereof until the Closing Date, the Selling Parties, including Everest and its Subsidiaries, shall provide the Purchaser and its authorized representatives such information, financial or otherwise, relating to the Selling Parties, Everest or its Subsidiaries that is reasonably required under the United States Securities Act of 1933, as amended (the “Securities Act”) for the purpose of enabling the Purchaser and its Parent to prepare for an IPO or other Liquidity Event. In such connection, if required under Regulation S-X and Regulation D, as promulgated under the Securities Act, following the Execution Date, the Selling Parties shall furnish to the Parent the audited consolidated financial statements of Everest and Subsidiaries, consisting of its consolidated balance sheet, as of December 31, 2012, December 31, 2013 and December 31, 2014, and the consolidated statement of operations and consolidated statement of cash flows, for the three fiscal years then ended (the “Audited Financial Statements”). The auditing cost for the Audited Financial Statements and for the three fiscal years then ended shall be borne in the manner provided in Section 5.15 below.

(b) From the date hereof until the Closing Date, the Purchaser and Parent shall provide to K Laser and its authorized representatives reasonable and timely access to information, financial or otherwise, necessary in order to satisfy the requirements for K Laser’s legal and internal compliance obligations, including, but not limited to (i) true and complete copies of all agreements, registration statements, financial information and other documentation required to be executed or filed with the SEC in connection with consummating any one or more Liquidation Event, and (ii) a letter of valuation of the Parent and its Target Companies (as defined in the Option Agreement) by Wellington Shields & Company or other reputable investment bankers.

(c) Each of the Parties agrees to maintain the confidentiality of all information obtained in regard to this Section 5.7 and shall not make or allow any use of such information other than for the purposes of this Section 5.7. However, such Party may allow access to such information to his/its accountants, lawyers, partners, limited partners, members, managers and financial advisors provided that they are bound by an agreement of confidentiality. This section shall survive the termination of this Agreement for any reason.

5.8 Conduct of the Business.

(a) From the date hereof until the earlier of Closing Date or the termination of this Agreement, Everest and its Subsidiaries shall use commercially reasonable efforts to carry on the Business in the Ordinary Course and substantially in the same manner as currently conducted.

(b) From the date hereof until the Closing Date, Everest and its Subsidiaries may take any action in the Ordinary Course. For any such actions not in the Ordinary Course, Everest or its Subsidiaries must first provide advance written notice to the Purchaser.

5.9 TIC Approval. Before the Closing Date, Parent and Purchaser shall use their respective best efforts to obtain all approvals from any applicable Governmental or Regulatory Authority, including, without limitation, the foreign investment approval from the TIC, to purchase the Subject Shares from the Selling Parties by the Parent via its one hundred percent (100%) owned Taiwan subsidiary, the Purchaser.

5.10 Target Companies Acquisitions. Parent and Purchaser agree that all of the terms granted by Parent and Purchaser in connection with the “Acquisitions” of the “Target Companies” (as those terms are defined in the Option Agreement) will not be more favorable to the Target Companies or their direct or indirect equity holders than the terms granted by Parent and Purchaser to the Selling Parties in this Agreement and in the Option Agreement. In such connection, at least 5 Business Days prior to the Closing Date, Parent shall provide to the Shareholders’ Representative and counsel to the Selling Parties, true and complete copies of all agreements relating to such Acquisitions of Target Companies.

5.11 Protective Provisions. So long as any shares of Series C Preferred Stock are outstanding, Parent shall not, nor shall it permit any of its subsidiaries to, take or agree to take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding Series C Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock; or

(b) issue any shares of Series C Preferred Stock to Persons other than to Option Holders pursuant to the Option Agreement; or

(c) create or authorize the creation of or issue any shares of preferred stock having rights, preferences or privileges senior to the Series C Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 5.11 shall be effective if approved by holders of a majority of the issued and outstanding Series C Preferred Stock to the extent that, by its terms, it applies to no less than all of the holders of shares of Series C Preferred Stock then outstanding.

5.12 Listing Requirement. In connection with any IPO or Reverse Merger Transaction, Parent shall comply with all obligations and requirements to maintain the listing of Parent Common Stock on a National Securities Exchange for the duration of one hundred and eighty (180) days after the expiration of the period of restrictions on Transfer (as defined in the Option Agreement).

5.13 Sale of Common Stock at IPO. Vert and the Parent agree that no holders of Parent Common Stock other than the Parent shall be entitled to sell their Parent Common Stock in the IPO.

5.14 Liquidity Event. Vert and the Parent each agree to use their collective and commercially reasonable efforts to consummate a Liquidity Event contemplated by this Agreement, and in such connection, Vert and the Parent each agree to pay all costs and expenses of consummating such Liquidity Event (including an IPO), other than the audit and accounting fees for Everest and its consolidated Subsidiaries, as to which 50% of such fees, up to a maximum of $15,000, shall be paid by Everest and Subsidiaries. The balance of the audit fees for Everest and its consolidated Subsidiaries and all other related auditing fees for the IPO shall be paid by the Parent or Vert. Notwithstanding the foregoing, nothing contained in this Agreement or in any other Transaction Document shall constitute a guaranty by either the Parent or Vert that any Liquidity Event shall be consummated or otherwise cause either of the Parent or Vert to be deemed to be a statutory “underwriter” under the Securities Act of 1933, as amended.

ARTICLE VI.
CONDITIONS PRECEDENT

The respective obligations of each of the Parties to consummate the transactions contemplated hereby are subject to the satisfaction and waiver in writing at or before the Closing Date of each of the following conditions by: (i) in relation to Sections 6.1, 6.2, 6.3 and 6.3(b), the Parent; (ii) in relation to Sections 6.1, 6.2 and 6.3(a), Sections 6.4 and 6.5, the Selling Parties; and (iii) in relation to Sections6.7, and 6.8, the Party in whose favor the applicable covenant applies:

6.1 Approval by the TIC. Before the Closing Date, Parent and Purchaser shall have obtained all approvals from any applicable Governmental or Regulatory Authority, including, without limitation, the foreign investment approval from the TIC, to purchase the Subject Shares from the Selling Parties by the Parent via its one hundred percent (100%) owned Taiwan subsidiary, the Purchaser.

6.2 Liquidity Event. A Liquidity Event shall have occurred.

6.3 Employment Agreements.

(a) On the Closing Date, Parent shall have entered into the Executive Employment Agreements pursuant to Section 5.2(a).

(b) On the Closing Date, Everest shall have entered into employment agreements with the Key Employees pursuant to Section 5.2(b).

6.4 Employee Transaction Bonus Share. Parent shall have issued to the EDI Employees the EDI Employee Transaction Bonus Shares pursuant to Section 2.3.

6.5 EDI Employee Stock Option Plan. The EDI Employee Stock Option Plan shall have been established pursuant to Section 5.3 and the Option Agreement.

6.6 Target Companies Acquisitions. At least 5 Business Days prior to the Closing Date, Parent shall have provided to the Shareholders’ Representative and counsel to the Selling Parties, true and complete copies of all agreements relating to such Acquisitions of Target Companies.

6.7 Injunctions; Illegality. No court or other Governmental or Regulatory Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

6.8 Covenants. Each Party shall have performed or complied with in all material respects all covenants and obligations of this Agreement required to be performed or complied with by such Party on or prior to the Closing Date.

ARTICLE VII.
INDEMNIFICATION

7.1 Survival. All representations and warranties of Selling Parties, Parent and Purchaser shall survive the execution and delivery hereof and the Closing hereunder, and all such representations and warranties shall thereafter terminate and expire with respect to any theretofore unasserted claim one (1) year following the Closing Date (and no claim for indemnification shall thereafter be made arising from any breaches of any such representations or warranties). All covenants and agreements respectively made by Selling Parties, Purchaser and Parent in this Agreement to be performed after the Closing Date shall survive the Closing and will remain in full force and effect thereafter until (a) in the case of all covenants and agreements that have specified terms or periods, until the expiration of the terms or periods specified therein; and (b) in the case of all other covenants and agreements that do not have specified terms or periods, until the fulfillment thereof.

7.2 Obligation of Selling Parties to Indemnify. Subject at all times to the provisions of Section 7.6 of this Agreement, from and after the Closing, the Selling Parties shall severally (as provided herein), but not jointly, indemnify, defend and hold harmless Vert, the Purchaser and the Parent and their directors, officers, employees, Affiliates and assigns (each, a “Parent Indemnified Party”) from and against any losses, liabilities, damages, costs, or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) (collectively, “Losses”) sustained or incurred by such Parent Indemnified Party relating to, caused by or resulting from:

(a) any breach of any representation or warranty of Selling Parties contained in this Agreement or in any certificate or schedule delivered by Selling Parties pursuant to this Agreement, and as provided in Schedule 7.2(a) annexed hereto and made a part hereof; or

(b) any breach of, or failure to satisfy, any covenant or obligation of Selling Parties in this Agreement or in any other certificate or document delivered by Selling Parties pursuant to this Agreement.

7.3 Obligation of Parent, Purchaser and Vert to Indemnify. From and after the Closing, the Parent, the Purchaser and Vert shall indemnify, defend and hold harmless the Selling Parties and the directors, officers, employees, Affiliates and assigns of the Everest Group (collectively, the “Seller Indemnified Parties”) from and against any Losses sustained or incurred by such Seller Indemnified Parties relating to, caused by or resulting from:

(a) any breach of any misrepresentation or warranty of Parent or Purchaser contained in this Agreement or in any certificate or schedule delivered by Parent or Purchaser pursuant to this Agreement; or

(b) any breach of, or failure to satisfy, any covenant or obligation of Parent or Purchaser in this Agreement or in any other certificate or document delivered by Purchaser or Parent pursuant to this Agreement.

7.4 Notice of Third Party Claims to Indemnifying Party. If any Party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding from a Person not a party to this Agreement with respect to which another Party (or Parties) to this Agreement is obligated to provide indemnification (the “Indemnifying Party” and in the case of Selling Parties, a “Seller Indemnifying Party” and in the case of the Purchaser or the Parent, the “Purchaser Indemnifying Parties”) pursuant to Section 7.2 or Section 7.3, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall describe the claim in reasonable detail and shall indicate the amount (or a reasonable estimate, as applicable) of the Loss that has been or may reasonably be sustained by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted Liability of the Indemnitee. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party elects to compromise or defend such asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted Liability. In such case the Indemnitee may participate, at its own expense, in such defense. In the event that the Indemnitee determines in good faith that a conflict of interest exists or that there are defenses, claims or counterclaims available to the Indemnitee that are not available to the Indemnifying Party, then the Indemnitee shall have the option of obtaining its own counsel for such claim at the Indemnifying Party’s cost and expense. If the Indemnifying Party elects not to compromise or defend against the asserted Liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may at the Indemnifying Party’s expense, pay, compromise or defend such asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim without the consent of the other party, such consent not to be unreasonably withheld. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

7.5 Notice of Claims. In the case of a claim for indemnification hereunder that is not a third party claim covered by Section 7.4 hereof, upon determination by an Indemnitee that it is entitled to indemnification, the Indemnitee shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification and the amount (or a reasonable estimate, as applicable) of the Loss that has been or may reasonably be sustained by the Indemnitee (the “Indemnification Notice”). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have forty-five (45) days in which to notify the Indemnitee in writing (the “Dispute Notice”) that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnitee within the required forty-five (45) days, the Indemnifying Party shall be obligated to pay the Indemnitee the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party. In the event that a Dispute Notice is timely given to an Indemnitee, the Parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such Parties within such period, the Parties shall have the right to pursue all available remedies to resolve such dispute.

7.6 Limitations on Indemnity Obligations; Methods of Payment.

(a) Exclusive Remedy. Except with respect to any claims arising under Sections 1.3, 1.4 and 1.6, indemnification under this ARTICLE VII shall be the sole and exclusive remedy for any and all claims under this Agreement.

(b) Basket. There shall be no recovery for claims under Sections 7.2(a) or 7.3(a) (except in the case of fraud, willful misconduct or intentional misrepresentation) unless and until (i) any individual claim or series of related claims is greater than $15,000 (the “De Minimis Amount”), in which case the claiming Party shall be entitled to recover for all such Losses in connection with such claim or series of related claims (including the De Minimis Amount) and (ii) the aggregate amount of Losses of the Indemnitee that may be claimed thereunder exceeds USD $200,000 (the “Threshold”), and once such Threshold has been reached, the Indemnifying Parties shall be liable to the Indemnitees for the amount of Losses in excess of the Threshold.

(c) Cap. The maximum aggregate recovery for all claims of the Parent Indemnified Parties under the Transaction Documents (other than for fraud, which shall be limited to the consideration actually received) shall be limited to Four Million Dollars ($4,000,000).

(d) Individual Limitations. In addition, in the event and to the extent that the Seller Indemnifying Parties shall be liable to indemnify the Parent Indemnified Parties pursuant to this Agreement, such Dollar amounts shall only be payable to the Parent Indemnified Parties, (i) by returning to the Parent an amount equal to the amount for which the Seller Indemnifying Parties is liable in the form of such number of shares of the Series C Preferred Stock that are purchased by the Selling Parties upon exercise of the option referred to in the Option Agreement (valued at $100 per share), that each Seller Indemnifying Party actually received under such Option Agreement (in the aggregate for all claims); or (ii) if the Series C Preferred Stock held by such Seller Indemnifying Party has been converted to Parent Common Stock, an amount of Parent Common Stock equal to the amount for which the Seller Indemnifying Parties is liable valued at the thirty (30) day trailing average on a National Securities Exchange of such Parent Common Stock or, in the instance of a Sale of Control Transaction, the per share price paid in such Sale of Control Transaction. In no event shall such Seller Indemnifying Party pay, by return of such shares, more than such Seller Indemnifying Party’s pro rata share of the claim.

(e) Payment of Claims to Seller Indemnified Parties. In the event and to the extent that the Purchaser Indemnifying Parties shall be liable to indemnify the Seller Indemnified Parties pursuant to this Agreement, such Dollar amounts shall be paid to the Seller Indemnified Parties in cash.

(f) Insurance; Tax Benefits. In the event and to the extent that the Seller Indemnifying Parties shall be liable to indemnify the Parent Indemnified Parties pursuant to this Agreement, such Dollar amounts shall be reduced by any proceeds from insurance or tax benefits received by the Parent Indemnified Parties.

ARTICLE VIII.
SHAREHOLDERS’ REPRESENTATIVE

8.1 Shareholders’ Representative.

(a) The Selling Parties, by adopting this Agreement and the transactions contemplated hereby, hereby irrevocably appoint and constitute K Laser as the Shareholders’ Representative for and on behalf of the Selling Parties, with the authority (i) to perform the obligations of the Shareholders’ Representative set forth in this Agreement and the Option Agreement, (ii) to give and receive notices and communications, (iii) to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement and the Option Agreement, (iv) to retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of, any or all of the foregoing. K Laser hereby accepts its appointment as the Shareholders’ Representative. Such agency may be changed by the holders of a majority in interest of the shares of Everest of the Selling Parties from time to time upon not less than ten (10) days’ prior written notice to all of the Selling Parties and to Parent and Purchaser. No bond shall be required of the Shareholders’ Representative. Notices or communications to or from the Shareholders’ Representative to Parent shall constitute notice to or from each of the Selling Parties, except for notices related to any action for which the Selling Parties’ consent is required under the terms of this Agreement or applicable law. Each Selling Party agrees to receive correspondence from the Shareholders’ Representative, including in electronic form.

(b) The Shareholders’ Representative shall not be liable for any act done or omitted hereunder as the Shareholders’ Representative while acting in good faith and without negligence and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith and absence of negligence. The Selling Parties shall severally (and not jointly), according to each Selling Parties’ pro-rata interest in the shares of Everest, indemnify the Shareholders’ Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. No provision of this Agreement shall require the Shareholders’ Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement on behalf of any Selling Parties. The Shareholders’ Representative may in good faith rely conclusively upon the information, reports, statements and opinions prepared or presented by counsel or other professionals retained by it, and any action taken by the Shareholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith.

(c) Notwithstanding the foregoing provisions in this ARTICLE VIII, or any provision to the contrary set forth in this Agreement or the Option Agreement, the Shareholders’ Representative shall only have the power or authority to act with respect to matters pertaining to the Selling Parties as a group and not matters pertaining to an individual Selling Party (for example but not by way of limitation, an action against an individual Selling Party for his, her or its individual breach of a covenant in this Agreement), and the powers conferred on the Shareholders’ Representative herein and in the Option Agreement shall not authorize or empower the Shareholders’ Representative to do or cause to be done any action (including by amending, modifying or waiving any provision of this Agreement or the Option Agreement) that (i) results in the amounts payable hereunder to any Selling Party being distributed in any manner other than as permitted pursuant to this Agreement and the Option Agreement, (ii) alters the consideration payable to any Selling Party pursuant to this Agreement or the Option Agreement, or (iii) adds to or results in an increase of any Selling Party’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), in each case with respect to clauses (i), (ii) and (iii) of this Section 8.1(c), without first obtaining the prior written approval of the Selling Parties.

8.2 Actions of the Shareholders’ Representative. Except for decisions, acts, consents or instructions that contravene Section 8.1(c), a decision, act, consent or instruction of the Shareholders’ Representative shall constitute a decision of all of the Selling Parties and shall be final, binding and conclusive upon each and every Selling Party, and the other Parties to this Agreement may rely upon any decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each and every Selling Party.

ARTICLE IX.
INTENTIONALLY OMITTED.

ARTICLE X.
GENERAL PROVISIONS

10.1 Publicity. No publicity release or announcement concerning this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby shall be issued without advance approval of the form and substance thereof by Shareholders’ Representative and the Purchaser, except as may otherwise be required by Law (in which case the Party making such release or announcement will provide concurrent or, if practicable, prior notice to the other Parties hereto).

10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made on (a) delivery thereof, if by hand; (b) upon receipt, if sent by mail (registered or certified mail, postage prepaid, return receipt requested); (c) on the second Business Day following deposit, if sent by a recognized overnight delivery service; or (d) upon transmission, if sent by facsimile transmission (in each case with receipt verified by electronic confirmation), in each case as follows:

(i) if to Parent, Purchaser or Vert, to:	(ii) if to Selling Parties or Shareholders’ Representative, to:

Boxlight Display, Inc. and Logical Choice Corporation
c/o Vert Capital Corp.	K Laser Technology, Inc.
10951 W. Pico Blvd. STE 204	No. 1, Li Hsin Road VI Science-Based Indurstrial Park, Hsinchu, Taiwan
Los Angeles, CA 90064	Attention: Alex Kuo, Chairman
Telephone: (310) 785-6600	Telephone: + 886 3 577 0316
Facsimile No.: (310) 785-6616	Facsimile No.: + 886 3 563 8430
Attn: Michael Pope, Managing Director

with a copy to:	with a copy to:

CKR Law LLP	Chen & Lin Attorney at Law
1330 Avenue of the Americas 35th floor	Bank Tower,12th Floor, 205 Tun Hwa North Road, Taipei, Taiwan 105
New York, NY 10019	Attn: Grace Yu, Esq.
Attention: Stephen A. Weiss	Phone: 886-2-27150270
Telephone: (212) 400-6900	Direct Dial: 886-2-27150270
Cell Phone: (917) 797-0015	Fax: 886-2-25147510
Email:sweiss@ckrlaw.com	Email: graceyu@chenandlin.com

White & Case LLP
3000 El Camino Real
5 Palo Alto Square, 9th Floor
Attention: Eric Hwang Phone: 650-213-0388 Email: eric.hwang@whitecase.com provided, that each Party hereto shall promptly notify the other Parties hereto of any change in its contact information in accordance with this Section 10.2, which revised contact information shall thereafter be for purposes of this Section 10.2 until further revised.

10.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents contain the entire agreement among the Parties with respect to the purchase of the Subject Shares and related transactions and supersede all prior agreements, written or oral, with respect thereto.

10.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any Party may otherwise have at law or in equity.

10.5 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

10.6 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.7 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.8 Construction and Interpretation. The Parties acknowledge and agree that this Agreement has been freely negotiated and shall be deemed to have been drafted by the Parties jointly. Accordingly, no court should construe any provision for or against any Party as a result of such Party being involved in the drafting of this Agreement.

10.9 Assignment. No Party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement; provided, however, that Parent or Purchaser may assign any or all of its rights, together with its obligations hereunder, to any of its Affiliates or to any successor to all or a portion of the assets of Parent or Purchaser, provided that if such Affiliate(s) fails to fully and timely perform any of such obligations, Parent or Purchaser, as the case may be, shall fully and promptly perform such obligations as if it were a Party hereto.

10.10 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any jurisdiction permitted under this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

10.12 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the effect that the transactions contemplated hereby are fulfilled to the extent possible.

10.13 Governing Law; Forum. This Agreement and shall be governed by the laws of the State of Delaware, United States of America. The Parties hereto do hereby consent and submit to the venue and jurisdiction of the state or federal courts residing in the State of Delaware as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other Party by mailing a copy of the summons and/or complaint to the other Party at the address set forth herein. Notwithstanding anything to the contrary contained herein, the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court residing in the State of Delaware, in any other jurisdiction in any manner provided by applicable law.

Balance of page left blank – signature pages to follow

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Parent:	LOGICAL CHOICE CORPORATION

	By:	/s/ Mark Elliott
	Name:	Mark Elliott
	Title:	CEO

Purchaser:	寶萊特科技股份有限公司 (BOXLIGHT DISPLAY, INC.)
	By:	/s/ Mark Elliott
	Name:	Mark Elliott
	Title:	Chairman

Vert:	VERT CAPITAL CORP.

	By:	/s/ Michael Pope
	Name:	Michael Pope
	Title:	Managing Director

Majority Shareholders:	K LASER TECHNOLOGY INC. in its capacity as Majority Shareholder and for the purpose of ARTICLES I, II, V, X, VI, VIII and X, as Shareholders’ Representative
	By:	/s/ Alex Kuo
	Name:	Alex Kuo
	Title:	Chairman

Majority Shareholders:	OTHER SELLING PARTIES 林慶龍
	By:	/s/ 林慶龍
	Name:	林慶龍

Majority Shareholders:	OTHER SELLING PARTIES 林秀淩
	By:	/s/ 林秀淩
	Name:	林秀淩

Majority Shareholders:	OTHER SELLING PARTIES 唐逸中
	By:	/s/ 唐逸中
	Name:	唐逸中

Majority Shareholders:	OTHER SELLING PARTIES 陳際榮
	By:	/s/ 陳際榮
	Name:	陳際榮

Majority Shareholders:	OTHER SELLING PARTIES 呂世傑
	By:	/s/ 呂世傑
	Name:	呂世傑

Majority Shareholders:	OTHER SELLING PARTIES 瑜得科技股份有限公司 (ULTMOST TECHNOLOGY CORP.)
	By:	/s/ Justine Shen
	Name:	Justine Shen
	Title:	Chairman

Majority Shareholders:	OTHER SELLING PARTIES 英屬維京群島商貝斯通有限公司 (BEST TONE ASSOCIATES LTD.)
	By:	/s/Justine Shen
	Name:	Justine Shen
	Title:	Director

Majority Shareholders:	OTHER SELLING PARTIES 英屬維京群島商新界科技有限公司 (NEWEDGE TECHNOLOGY LTD.)
	By:	/s/Justine Shen
	Name:	Justine Shen
	Title:	Director

Majority Shareholders:	OTHER SELLING PARTIES 瑜得電子有限公司 (ULTMOST ELECTRONIC LTD.)
	By:	/s/ Alan Fang
	Name:	Alan Fang
	Title:	Director

Majority Shareholders:	OTHER SELLING PARTIES 香港華得電子有限公司 (CLAVIS LTD.)
	By:	/s/ Alan Fang
	Name:	Alan Fang
	Title:	Director

Majority Shareholders:	OTHER SELLING PARTIES 英屬維京群島商MW CAPITAL INC. (MW CAPITAL INC.)
	By:	/s/ Sherry Wangli
	Name:	Sherry Wangli
	Title:	Managing Partner

Majority Shareholders:	OTHER SELLING PARTIES 吳清課
	By:	/s/ 吳清課
	Name:	吳清課

Majority Shareholders:	OTHER SELLING PARTIES 賴榮秀
	By:	/s/ 賴榮秀
	Name:	賴榮秀

Annex I

Definitions

(a) Certain Defined Terms

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The Majority Shareholders are an Affiliate of Everest.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Taipei, Taiwan and New York City, New York are open for the general transaction of business.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations promulgated thereunder, or corresponding provisions of future laws.

“Contract” means any legally binding contract, agreement, license, indenture, note, bond, loan, instrument, lease, commitment, work order, task order, purchase order, statement of work, understanding or other arrangement, whether, express or implied, written or oral.

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Common Stock” means the common stock or ordinary shares of a Person.

“Common Stock Equivalents” means any convertible notes, convertible debentures, warrants or options (including Option Shares issuable under the Option Agreement or stock options issued under Parent’s Stock Option Plan) or other securities of Parent that are convertible into or exercisable or exchangeable for, Common Stock of the Parent.

“Dollar,” “USD,” or “$” shall mean United States dollars.

“EDI Employees” means the employees of Everest or any of its subsidiaries who shall receive the EDI Employee Transaction Bonus Shares as determined by the Shareholders’ Representative.

“EDI Employee Transaction Bonus Shares” means the aggregate number of shares of Fully-Diluted Common Stock of Parent issued to the EDI Employees pursuant to Section 2.3 in an amount that is equal to the number of shares constituting eight percent (8%) of the Selling Parties Parent Shares as allocated among EDI Employees by the Shareholders’ Representative in its sole discretion. For the avoidance of doubt, the EDI Employee Transaction Bonus Shares shall be in addition to, and not part of, the Selling Parties Parent Shares and shall be issued as Company Class A Common Stock.

“Employment Agreements” mean the Executive Employment Agreements and any employment agreements listed in Schedule 5.2(b).

“Encumbrances” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, on any of the assets, properties or securities of Everest, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“Fully-Diluted Common Stock of Parent” shall mean (i) all shares of Common Stock of Parent or PubCo Common Stock issued and outstanding and (ii) issuable upon conversion, exchange or exercise of all outstanding shares of preferred stock or exercise of all options and warrants to purchase Common Stock, including, without limitation, after giving pro forma effect to the issuance of securities issuable pursuant to signed definitive acquisition agreements in connection with the acquisitions of the equity securities of Everest, “Globisens” and “Genesis” and the exercise of the “Option”, as those terms are defined in the Option Agreement, and immediately prior to giving effect to any Liquidity Event; provided, however, that Fully-Diluted Common Stock of Parent shall not mean or include any “Adjustment Shares” of the Parent as referred to and defined in the Option Agreement, or any Common Stock or Common Stock Equivalents of the Parent or PubCo issued or issuable in connection with (i) an IPO, (ii) any private placement of securities of Parent under Rule 144 (a “Private Placement”) resulting in the issuance of Common Stock or Common Stock Equivalents; provided, that the net proceeds of such Private Placement shall be (A) directed to the Everest Group, or (B) used in relation another Target Acquisition acceptable to the Stockholders’ Representative, or (iii) retained by existing stockholders of PubCo in connection with a Reverse Merger Transaction.

“GAAP” shall mean U.S. generally accepted accounting principles as are in effect from time to time applied on a consistent basis both as to classification of items and amounts.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official, regulator, quasi-governmental authority, or other instrumentality of the United States, Taiwan or any foreign country or any domestic or foreign state, county, city, town, borough, village, district or other political subdivision and shall include any stock exchange, quotation service and FINRA.

“Indebtedness” shall mean, with respect to any Person, without duplication, all indebtedness of such Person for money borrowed, whether short- or long-term, inclusive of any prepayment penalties or termination charges.

“Intellectual Property” shall mean all of the following items: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names and Selling Parties names, together with all translations, adaptations, derivations, and combinations, including all goodwill associated therewith; (iii) copyrights, registered or unregistered and copyrightable works; (iv) domain names; (v) mask works; (vi) all registrations, applications and renewals for any of the foregoing; (vii) trade secrets, including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law, and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing information and plans, and customer and supplier lists, pricing and cost information, and related information); (viii) computer software and software systems (including data compilations, databases and related documentation); (ix) rights of publicity, persona rights or other rights to use indicia of any Person’s personality; (x) licenses or other agreements to or from third parties regarding the foregoing; and (xi) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Key Customers” mean the 10 largest customers of the Business by Dollar value for the twelve (12) month period ending December 31, 2013.

“Key Suppliers” mean the 10 largest suppliers of the Business by Dollar value for the twelve (12) month period ending December 31, 2013.

“Knowledge” means (a) with respect to the Selling Parties, the actual knowledge (without due inquiry) of any of one Mark Elliot, Henry Nance or Alex Kuo, (b) with respect to Purchaser or Parent, Adam Levin, Michael Pope and Sheri Lofgren, and (c) with respect to the individuals in (a) and (b), after due inquiry.

“Laws” (or “Law” where the context requires) shall mean applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy, or guidance having the force of law, treaty, judgment, order, injunction, award and decree of any kind of nature whatsoever including any judgment or principle of common law.

“Legal Proceeding” means any action, suit, litigation, investigation or judicial, administrative or arbitration inquiry or proceeding.

“Liability” means any Liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, and whether due or to become due), including any Liability for Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Material Adverse Effect” means (a) when used in connection with Everest or any Subsidiary, any event, change or effect that is material and adverse to (i) the Business, or (ii) the ability of Everest or such Subsidiary to perform any of its material obligations under this Agreement; and (b) when used in connection with Parent or Purchaser, any event, change or effect that is material and adverse to (i) the property, business, operations, assets (tangible and intangible) or financial condition of Parent or Purchaser, taken as a whole, or (ii) the ability of Parent or Purchaser to perform any of its material obligations under this Agreement.

In either event, “Material Adverse Effect” shall exclude any event, change or effect resulting from: (1) any change in economic conditions directly affecting the industry of the Business or the economy generally (provided that in such case the effects shall not have a unique or materially disproportionate impact on the Business), (2) a change that results directly from the announcement or pendency of the transactions contemplated hereunder or any action taken by such party in good faith in connection with fulfilling its obligations hereunder, (3) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles or any other change or effect arising out of or relating to any proceeding or Order before a Governmental or Regulatory Authority, (4) changes affecting industries, markets or geographical areas in which Everest or the Subsidiaries conduct their respective businesses, (5) the consummation of the transactions contemplated by this Agreement or any actions by the Parties taken pursuant to this Agreement or in connection with the transactions contemplated hereby, (6) conduct by the Selling Parties, Everest or any of the Subsidiaries (i) not prohibited under Section 5, (ii) prohibited under Section 5 for which Parent or Purchaser gave its prior written consent or (iii) prohibited under Section 5, which, if taken by the Selling Parties, Everest or any of the Subsidiaries, would have prevented or mitigated any resulting material adverse effect on the results of operations or financial condition of the Everest and the Subsidiaries taken as a whole, (7) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, and (8) any action required to be taken under any Law or Order or any existing Contract by which Everest or any of the Subsidiaries (or any of their respective properties) is bound.

“Material Contract” means each Contract to which Everest is a party which requires the payment during the term thereof in excess of $50,000.

“Order” means any enforceable award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental or Regulatory Authority or by any arbitrator.

“Ordinary Course” means, with respect to any Person, in the ordinary course of that Person’s business consistent with past practice, including as to the quantity, quality and frequency.

“Participating Minority Shareholders” means those Minority Everest Shareholders who wish to participate in the sale of their Minority Everest Shares along with the Majority Shareholders in the transactions contemplated by the Transaction Documents. Following the date of this Agreement but before the Closing Date, such Minority Everest Shareholders shall participate in the transactions contemplated by this Agreement by entering into an amendment substantially in the form of Exhibit D (the “Participating Amendment”), whereupon such Minority Everest Shareholder shall adopt and be bound by the terms and conditions of the Transaction Documents. Upon the valid entry into a Participating Amendment by a Minority Everest Shareholder, the Parties agree that such Minority Everest Shareholder shall be allowed, and the Parties shall do anything reasonably necessary to allow, such Minority Everest Shareholder to participate in the transactions contemplated by the Transaction Documents.

“Permits” means permits, certificates, licenses, orders, franchises, authorizations and approvals issued or granted by Governmental or Regulatory Authorities.

“Permitted Encumbrances” means (i) liens for Taxes that are not yet due and payable or not yet delinquent and liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable legal requirements, (iv) non-exclusive licenses of Intellectual Property, (v) liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto, (vi) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising in the Ordinary Course securing amounts that are not past due, and (vii) licenses to third Persons, including but not limited to the License Agreements.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

“RMB” shall mean the currency of the People’s Republic of China.

“Selling Parties Parent Shares” shall mean the number of shares of Fully-Diluted Common Stock of Parent that is equal to the product the Fully-Diluted Common Stock of Parent and the Selling Parties’ Percentage.

“Series C Preferred Stock” shall have the meaning ascribed to it in the Option Agreement.

“Subject Shares Percentage” shall mean the percentage that results from dividing the number of Subject Shares by the number of Existing Everest Shares.

“Tax Returns” shall mean all returns, declarations, reports, claims for refund, forms, estimates, information returns and statements required to be filed in respect of any Taxes to be supplied to a taxing authority in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” (or “Tax” where the context requires) means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, environmental (including taxes under Section 59A of the Code), premium, disability, registration, license, alternative or add-on minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, social security, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments, including any Liability of Selling Parties for the unpaid Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law) as transferee or successor, by contract or otherwise), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto relating to the assets, business or property of Selling Parties with respect to any period or arising out of the transaction contemplated hereby.

“Transaction Documents” shall mean the collective reference to this Agreement, the Option Agreement, all Exhibits to this Agreement and all other certificates and instruments to be executed and delivered by the Parties on the Closing Date, including, without limitation, the Employment Agreements.

“Treasury Regulations” shall mean the regulations promulgated under the Code (or corresponding future Law), or corresponding future regulations.

(b) For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(ii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(iv) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(v) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(vi) references to a Person are also to its permitted successors and assigns; and

(vii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ExhibitS A-1

Capitalization of Everest and EVEREST GROUP

EVEREST DISPLAY INC.

MAJORITY SHAREHOLDERS

Exhibit A-2

Item	Number of Units
Existing Everest Options	0
Existing Everest Option Shares	0

Exhibit A-3

Name	Paid-in Capital
Guang Feng International Ltd.	USD 7,806,691.25
Everest Technology Ltd.	RMB 45,618,170.49
Boxlight, Inc.	USD 3,645,839.04
Boxlight Latinoamerica S.A. De C.V.	Pesos 50,000.00
Boxlight Latinoamerica Servicios De C.V.	Pesos 50,000.00

Exhibit A-4

Guang Feng International Ltd.

Shareholders
Name	Paid in Capital	%
EVEREST DISPLAY INC.	7,806,691.25	100%

Subsidiary Options
Name of Holders	Number of Units	%
N/A	0	N/A

Note
Name of Holders	Number of Units	%
N/A	0	N/A

Everest Technology Ltd.

Shareholders
Name	Paid in Capital(RMB)%
Guang Feng International Ltd.	24,189,491.08	53.03%
K LASER INTERNATIONAL CO. LTD.	7,142,893.14	15.69%
无锡新区创新创业投资集团有限公司	2,857,066.02	6.263%
无锡创业投资集团有限公司	2,857,066.02	6.263%
无锡高新技术风险投资股份有限公司	8,571,654.24	18.790%

Subsidiary Options
Name of Holders	Number of Units	%
N/A	0	N/A

Note
Name of Holders	Number of Units	%
N/A	0	N/A

Boxlight, Inc.

Shareholders
Name	Paid in Capital	%
Guang Feng International Ltd.	USD 3,645,839.04	100%

Subsidiary Options
Name of Holders	Number of Units	%
N/A	0	N/A

Note
Name of Holders	Number of Units	%
N/A	0	N/A

Boxlight Latinoamerica S.A. De C.V.

Shareholders
Name	Paid in Capital	%
Guang Feng International Ltd.	Pesos 50,000.00	100%

Subsidiary Options
Name of Holders	Number of Units	%
N/A	0	N/A

Note
Name of Holders	Number of Units	%
N/A	0	N/A

Boxlight Latinoamerica Servicios De C.V.

Shareholders
Name	Paid in Capital	%
Guang Feng International Ltd.	Pesos 50,000.00	100%

Subsidiary Options
Name of Holders	Number of Units	%
N/A	0	N/A

Note
Name of Holders	Number of Units	%
N/A	0	N/A

Exhibit B

Subsidiaries

WHOLLY OWNED SUBSIDIARIES

Guang Feng International Ltd.

Boxlight, Inc.

Boxlight Latinoamerica S.A. De C.V.

Boxlight Latinoamerica Servicios De C.V.

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), effective as of [_____], 2014 (the “Effective Date”), by and between LOGICAL CHOICE CORPORATION, a Nevada corporation, with an address at c/o Vert Capital Corp., 10951 W. Pico Blvd. STE 204, Los Angeles, CA 90064 (the “Parent Corporation”) and [NAME], an individual (the “Senior Executive”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of the Share Purchase Agreement, dated as of [____], 2013, by and among the Parent Corporation, K Laser Technology, Inc., K Laser International Co., LTD., Alex Kuo, Henry Nance, Boxlight Display, Inc., and other persons who have executed the Share Purchase Agreement (the “Purchase Agreement”), the Parent Corporation shall acquire shares of capital stock of Everest Display Inc. and its subsidiaries; and

WHEREAS, the Parent Corporation wishes to employ and retain the services of the Senior Executive following the Closing Date (as defined in the Purchase Agreement), and the Senior Executive desires to enter into such employment and services, pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto intending to be bound hereby, it is hereinafter agreed as follows:

1. Term. The Parent Corporation hereby employs the Senior Executive, and the Senior Executive hereby accepts such employment, for the term commencing on Effective Date and, subject to earlier termination as provided in Section 5 hereof, continuing through [___________] (the “Initial Term”); provided, however, that beginning on the first day immediately following the expiration date of the Initial Term, and on each subsequent anniversary of such day, such term shall be automatically extended by an additional one (1)-year period (each such period, an “Additional Term”), unless, at least thirty (30) days before the end of the Initial Term or the applicable Additional Term, the Company or the Senior Executive shall have given notice to the other party that it or he does not desire to extend the term of this Agreement, in which case, the term of employment hereunder shall terminate as of the end of the Initial Term or any Additional Term, as applicable (the Initial Term and any Additional Terms, if applicable, being hereinafter sometimes called the “Term of Employment”). The Senior Executive shall perform the services specified herein, all upon the terms and conditions hereinafter stated. This Agreement may be extended only upon the written consent of the parties hereto.

2. Duties and Responsibilities.

a. General. During the Term of Employment, on the terms and subject to the conditions set forth herein, the Senior Executive shall serve as the [POSITION] of the Parent Corporation, performing such duties and responsibilities as are customarily attendant to such position with respect to the business of the Parent Corporation and such other duties and responsibilities as may from time to time be assigned to the Senior Executive by the Board of Directors of the Parent Corporation (the “Board”) consistent with such position. During the Term of Employment, to the extent requested by the Board, the Senior Executive shall also serve as a director of the Parent Corporation and, to the extent requested by the Board, a director or officer of any of the direct or indirect parent or subsidiary companies of the Parent Corporation, in each case without additional compensation.

b. Time. The Senior Executive shall devote 100% of his professional and business time, attention and energy to the business of the Parent Corporation and its subsidiaries, other than reasonable time spent engaging in or serving charitable, civic, community, educational or religious organizations as he may select, so long as such service does not interfere in the performance of the Senior Executive’s duties hereunder.

c. Conflict of Interest. The Senior Executive agrees to refrain from any interest, of any kind whatsoever, in any business competitive to the Parent Corporation’s business, and further acknowledges that he will not engage in any conflict of interest.

d. Business Opportunities The Senior Executive covenants and agrees that if, during the Term of Employment, the Senior Executive shall access, directly or indirectly, an investment or business opportunity that is directly or indirectly related to the business of the Parent Corporation or any of its subsidiaries (a “Business Opportunity”), the Senior Executive shall submit full details of such Business Opportunity to the Board, and such Business Opportunity shall be the sole property of the Parent Corporation.

3. Compensation.

a. General. Any compensation under this Section 3 may be increased to better reflect the Senior Executive’s position and experience immediately following a Liquidity Event (as defined in the Purchase Agreement), as approved by the Board in its discretion.

b. Base Salary. During the Term of Employment, the Parent Corporation shall pay to the Senior Executive a base salary (the “Base Salary”) at an annual rate of [AMOUNT] Dollars ($[ ]).

c. Incentive Option Grant. The Parent Corporation shall grant to the Senior Executive, on the Effective Date, non-qualified stock options to purchase [NUMBER] ([ ]) shares of Parent Corporation common stock (the “Incentive Option”) at a purchase price per share equal to the fair market value (as determined in good faith by the Board) of a share of such stock on the grant date of the Incentive Option. The Incentive Option will become exercisable in equal annual installments on the first four anniversaries of the Effective Date, provided that the Senior Executive is continuously actively employed by the Parent Corporation through each such applicable anniversary date. The Incentive Option shall be governed by the applicable stock incentive plan and the stock option award agreement between the Senior Executive and the Parent Corporation and in the event of any conflict between this Agreement and such plan and/or award agreement, the plan and the award agreement shall govern.

d. Bonus. In addition to the foregoing, the Senior Executive shall be eligible to receive a discretionary performance bonus (each a “Performance Bonus”) payable in such amounts and on such occasions as shall be determined in the sole discretion of the Board based on its evaluation of the Senior Executive’s achievement of performance goals established by the Board and communicated to the Senior Executive.

e. Payroll Policies. The Base Salary shall be payable in accordance with the regular payroll policies of the Parent Corporation with respect to its executive officers, in effect from time to time during the Term of Employment, which shall at least be on a monthly basis.

f. Term Renewal. If the Term of Employment shall be extended beyond the Initial Term, the Base Salary shall be as mutually agreed between the Senior Executive and the Parent Corporation.

g. Discretionary Increase in Base Salary. In addition, the Board, in its discretion, shall have the right at any time to increase (but not decrease) the Base Salary.

4. Fringe Benefits.

a. Benefit Plans. In addition to the other compensation payable to the Senior Executive hereunder, during the Term of Employment, the Senior Executive shall be eligible to participate in any employee benefit plans and programs generally provided by the Parent Corporation to its senior employees from time to time (other than those provided pursuant to separately negotiated individual employment agreements or arrangements), which shall include a group medical plan, subject to, and to the extent the Senior Executive is eligible for, the respective terms of such benefit plans and programs.

b. Expenses. During the Term of Employment, the Parent Corporation shall pay or reimburse the Senior Executive, upon submission of appropriate documentation by him, for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, and other business expenses incurred by him in performing his duties under this Agreement, in accordance with Parent Corporation policy.

c. Vacation. During the Term of Employment, the Senior Executive shall be entitled to four (4) weeks paid vacation per calendar year, pro-rated for any partial year of employment, in accordance with Parent Corporation policies.

d. Insurance. During the Term of Employment, the Senior Executive shall be entitled to participate in any group insurance plan, including health insurance, term life insurance, and disability insurance policies (collectively, “Corporation Plans”) from time to time maintained by the Parent Corporation; provided that such insurance can be obtained on economically reasonable terms. The Parent Corporation agrees to pay or reimburse the full amount of Senior Executive premium’s for disability, accident, death and dismemberment and/or life insurance coverage in the Corporation Plans. Should the Corporation not have an applicable Corporation Plan, the Senior Executive shall be reimbursed for any economically reasonable health and welfare insurance premiums paid by the Senior Executive.

e. Corporation Car. During the Term of Employment, the Senior Executive will have exclusive use of an automobile provided by the Parent Corporation. For so long as the Senior Executive is employed by the Parent Corporation during the Term of Employment, the Parent Corporation will make the monthly payments on such automobile and provide the Senior Executive with a gas card. Such benefits shall be subject to all applicable tax withholding and reporting and applicable Parent Corporation policies.

5. Termination; Change of Control.

a. Death. If the Senior Executive shall die prior to the expiration of the Term of Employment, the Parent Corporation shall have no further obligation hereunder, other than to pay to the Senior Executive’s estate the amount of the Senior Executive’s Base Salary accrued to the date of his death, plus any accrued but unpaid Performance Bonus for fiscal year(s) ending prior to the Senior Executive’s death and subject to Section 5(f). Such payment shall be made promptly, but in no event later than thirty (30) days, after the date of death to the Senior Executive’s estate.

b. Disability. If prior to the expiration of the Term of Employment, the Senior Executive shall be prevented, during a continuous period of ninety (90) days, from performing his duties hereunder by reason of “disability,” the Parent Corporation may terminate the Term of Employment and the employment of the Senior Executive, in which event the Senior Executive shall receive: (i) his Base Salary accrued to the date upon which any determination of disability shall have been made as hereinafter provided, and continuing until the date on which disability income payments commence under the Parent Corporation’s long term disability plan (or the beginning of Social Security disability income, if sooner), which Base Salary payment shall be reduced by the amount of any disability income payments the Senior Executive may receive in connection with such occurrence of disability under any policy or plan carried or maintained by or on behalf of the Parent Corporation and under which the Senior Executive is a beneficiary or participant, and (ii) any accrued but unpaid Performance Bonus for fiscal year(s) ending prior to the date of such termination. Such payments shall be made to the Senior Executive in accordance with the Parent Corporation’s normal payroll policies and schedule, commencing no later than thirty (30) days following the date of such termination.

For purposes of this Agreement, the Senior Executive shall be deemed to have become disabled when the Board, upon the diagnosis of a reputable, licensed physician of the Board’s choice, shall have determined that the Senior Executive shall have become unable to perform, with or without reasonable accommodation, his duties under this Agreement due to a physical or mental incapacity or to infirmity, provided that such incapacity shall have continued uninterrupted for a period of not less than ninety (90) days.

c. Cause. Notwithstanding any other provision of this Agreement, prior to the expiration of the Term of Employment, the Parent Corporation shall have the right to terminate the Term of Employment and the employment of the Senior Executive for “Cause,” as defined below, in which case, the Term of Employment shall thereupon terminate effective upon such termination, and, subject to Section 5(f), upon such termination, neither the Parent Corporation nor any subsidiary or affiliate thereof shall have any further obligation to the Senior Executive or his estate, except that the Parent Corporation will pay to the Senior Executive, or in the event of his subsequent death, to his estate, within thirty (30) days after the date of such termination, an amount equal to the Senior Executive’s Base Salary accrued to the date of termination. In the event of termination of the Senior Executive’s employment for Cause, neither the Parent Corporation nor any subsidiary of the Parent Corporation shall be obligated to pay, and the Senior Executive shall not be entitled to receive, any Performance Bonus. In addition, in such event, the Incentive Option, and any and all other Parent Corporation stock-based awards, that have not been exercised by the Senior Executive or are otherwise outstanding shall be immediately cancelled.

For the purposes hereof, the term “Cause” shall mean and be limited to a discharge by the Parent Corporation resulting from any one of the following:

(i) the Senior Executive’s conviction of a felony or any other crime involving moral turpitude,

(ii) a breach by the Senior Executive of his fiduciary duties to the Parent Corporation, or

(iii) the Senior Executive’s failure or refusal to follow the lawful polices or directives established by the Board;

provided that in the case of clauses (ii) or (iii) above, the Board shall have first given written notice thereof to the Senior Executive on each occasion describing in reasonable detail the alleged breach, failure or refusal, and such breach, failure or refusal shall remain uncured for a period of twenty (20) days following the Senior Executive’s receipt of each such notice.

d. Termination Without Cause. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the Parent Corporation may terminate the Term of Employment and the employment of the Senior Executive at any time without Cause (a “Non-Cause Termination”); provided that the Parent Corporation shall pay to the Senior Executive severance pay equal to one full year’s Base Salary then in effect (the “Severance Payment”), payable in equal monthly installments in accordance with the Parent Corporation’s payroll practices over the twelve (12)-month period immediately following such Non-Cause Termination, commencing no later than thirty (30) days following the date of such Non-Cause Termination. In the event of any Non-Cause Termination, the remaining unvested Incentive Option granted to the Senior Executive shall immediately vest.

e. Other Reasons for Termination. The Senior Executive may terminate the Term of Employment and his employment with the Parent Corporation at any time either (A) upon thirty (30) days’ advance written notice to the Parent Corporation with Good Reason (“Termination With Good Reason”), or (B) upon ninety (90) days’ advance written notice to the Parent Corporation without Good Reason (“Termination Without Good Reason”).

As used herein, the term “Good Reason” shall mean: (a) a material reduction in the scope of the Senior Executive’s title, authority, duties or responsibilities with the Parent Corporation in effect as of the Effective Date, which reduction is not remedied by the Parent Corporation within twenty (20) days after notification to the Parent Corporation containing a reasonably detailed description of such reduction; or (b) the Parent Corporation’s breach of any material obligation owed to the Senior Executive under this Agreement, including any Base Salary or Performance Bonus payment obligations; provided that the Senior Executive has given the Parent Corporation written notice thereof describing in reasonable detail the alleged reduction or breach within thirty days (30) days after the occurrence of such alleged reduction or breach, and the Parent Corporation has failed to cure such reduction or breach within a period of forty-five (45) days following receipt of such notice.

In the event of a Termination With Good Reason or a Termination Without Good Reason, by the Senior Executive, the Parent Corporation shall pay to the Senior Executive, or in the event of his death following such termination, to his estate, the amount of the Senior Executive’s Base Salary accrued to the date of termination. In the event of a Termination With Good Reason, the Parent Corporation shall additionally pay to the Senior Executive severance pay equal to one full year’s Base Salary then in effect. The amount set forth in the first sentence of this paragraph shall be paid in full within thirty (30) days of the date of termination of employment, and the amount set forth in the second sentence of this paragraph shall be paid in equal monthly installments in accordance with the Parent Corporation’s payroll practices over the twelve (12)-month period immediately following the Termination With Good Reason, commencing no later than thirty (30) days following the date of such Termination With Good Reason. In the event of any Termination With Good Reason, the remaining unvested Incentive Option granted to the Senior Executive shall immediately vest.

e. No Additional Rights. All of the Senior Executive’s rights to any compensation, benefits, bonuses or severance from the Parent Corporation and its subsidiaries and affiliates after termination of the Term of Employment shall cease upon such termination, except for any employee benefits to which the Senior Executive is entitled upon such termination in accordance with the terms and conditions of the applicable employee benefit plans of the Parent Corporation or as specifically described in this Section 5.

6. Certain Covenants of the Executive

a. Confidential Information. The Senior Executive acknowledges that in the course of his employment with the Parent Corporation he may receive certain information, knowledge and data concerning the business and affairs of the Parent Corporation (and, for all purposes of this Section 6, its subsidiaries and/or affiliates) or pertaining to any individual, firm, corporation, partnership, joint venture, business, organization, entity or other person which the Parent Corporation may do business with during the Term of Employment, which is not in the public domain, including but not limited to trade secrets, employee records, names and lists of suppliers and customers, programs, statistics, processes, techniques, pricing, marketing, software and designs, or any other matters, and all other confidential information of the Parent Corporation (hereinafter referred to collectively as “Confidential Information”), which the Parent Corporation intends, and makes reasonable good faith efforts, to protect from public disclosure. The Senior Executive understands that such Confidential Information is confidential, and he agrees not to, directly or indirectly, reveal or disclose or otherwise use or make accessible such Confidential Information, except (i) as may be required by the Senior Executive’s proper performance of his duties under this Agreement; (ii) to the extent that such Confidential Information becomes generally known to and available for use by the general public by lawful means and other than as a result of the Senior Executive’s acts or omissions or (iii) to the extent required by law, regulation or court order.

b. Return of Information and Property. At such time as the Senior Executive shall cease to be employed by the Parent Corporation or at any other time the Parent Corporation may request, he shall promptly deliver and surrender to the Parent Corporation all Confidential Information, papers, memoranda, notes, records, reports, sketches, specifications, designs and other documents (including those in computer-readable form), writings (and all copies thereof), and other property belonging to or embodying the Confidential Information of the Parent Corporation, whether produced by him or otherwise coming into his possession or control by or through his employment hereunder, and the Senior Executive agrees that all such materials and property will at all times remain the exclusive property of the Parent Corporation.

c. Non-Competition Agreement. The Senior Executive acknowledges that the agreements and covenants contained in this Section 6 are essential to protect the business, goodwill, trade secrets and confidential information of the Parent Corporation and are appropriate in scope and the business of the Parent Corporation is conducted in the United States[1] (the “Territory”). The Senior Executive covenants and agrees that during the period commencing on the Effective Date and ending on the date that is one hundred eighty (180) days following the date of the Senior Executive’s termination of employment under any circumstances (the “Restricted Period”), the Senior Executive shall not, directly or indirectly, (i) engage in any activity in the Territory that competes with the business conducted by the Parent Corporation; (ii) render any services to any person in the Territory for use in competing with the business conducted by the Parent Corporation; or (iii) have an interest in any person engaged in any business in the Territory that competes with the business conducted by the Parent Corporation, in each case, in any capacity, whether as a partner, member, officer, director, manger, principal, agent, trustee or consultant or any other relationship or capacity; provided, however, that the Senior Executive’s ownership solely as an investor of 5% or less of the outstanding securities of any class of publicly traded securities of any company shall not, by itself, be considered to violate this Section 6(c); or (iv) interfere with business relationships (whether formed heretofore or hereafter) between the Parent Corporation and its customers, clients, suppliers, investors or other business relations or prospects.

d. Agreement Not to Solicit. For so long as the Senior Executive shall be employed with the Parent Corporation and for the Restricted Period following the termination of such employment for any reason, the Senior Executive shall not, either directly or indirectly, through any person, firm, association, corporation, partnership, agency or other business entity or person with which he is now or may hereafter become associated, (i) solicit for employment or otherwise cause or induce any present or future employee of the Parent Corporation to leave the employ of the Parent Corporation to accept employment with the Senior Executive or with such person, firm, association, corporation, partnership, agency or other business entity or person, or (ii) solicit any person or entity which is a customer or client of the Parent Corporation for the purpose of directly or indirectly furnishing services competitive with the Parent Corporation.

e. Scope. The Parent Corporation and the Senior Executive acknowledge that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 6 to be reasonable and necessary for the protection of the interests of the Parent Corporation, but that if any such restriction or covenant is found by any court of competent jurisdiction to be void because it is too broad in any respect, then, in each such case, such restriction or covenant, or any portion thereof, shall be considered to be amended to the extent necessary to make it valid and enforceable, and the court shall specifically have the right to restrict the business or geographical scope of any such restriction or covenant to any portion of the business or geographic areas described therein to the extent the court deems such restriction or covenant to be necessary to cause such restriction or covenant to be valid and enforceable, and, in any such event, such restriction or covenant shall be enforced to the extent so permitted, and the remaining restrictions and covenants herein contained shall, nevertheless, remain fully effective. The Senior Executive acknowledges and agrees that the restrictions and covenants contained in this Section 6 shall be construed for all purposes to be separate and independent from any other restriction or covenant, whether in this Agreement or otherwise, and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

f. Specific Performance. The Senior Executive acknowledges that a remedy at law for any breach or attempted breach of Section 6 of this Agreement would be inadequate and that any such breach would cause irreparable damage to the Parent Corporation, the exact amount of which would be difficult to ascertain. Accordingly, the Senior Executive agrees that, in addition to any other remedy which may be available at law or in equity, the Parent Corporation shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond or other security, or a showing of irreparable harm or lack of an adequate remedy at law, in connection with the obtaining of any such injunctive or any other equitable relief.

7. Indemnification; Directors’ and Officers’ Liability Insurance. The Parent Corporation shall indemnify the Senior Executive for actions taken or omitted to be taken by the Senior Executive as an officer or director of the Parent Corporation to the full extent authorized by law; provided, however, that the Parent Corporation shall not indemnify the Senior Executive for any liabilities or losses incurred by the Senior Executive as a result of or in connection with a cause of action by the Senior Executive against the Parent Corporation or its affiliates or their respective directors, officers, agents, representatives or employees. The Parent Corporation will promptly advance to the Senior Executive expenses incurred or to be incurred by him, including reasonable attorneys’ fees, to defend any indemnification-eligible proceeding prior to its final disposition, after receipt by the Parent Corporation of a written request from the Senior Executive for such advance, together with documentation reasonably acceptable to the Board, subject to an undertaking by the Senior Executive to pay back any advanced amounts for which it is determined that the Senior Executive was not entitled to indemnification. If the Senior Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Senior Executive may request indemnity under this provision, the Senior Executive shall give the Parent Corporation prompt written notice thereof. The Parent Corporation shall be entitled to assume the defense of any such proceeding, and the Senior Executive shall cooperate with such defense. Throughout the Term of Employment and for at least six years thereafter, the Parent Corporation shall maintain a directors’ and officers’ liability insurance policy and to cover the Senior Executive thereunder.

8. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), and this Agreement shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that may be considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations. For purposes of Code Section 409A, the Senior Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.

9. Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

10. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Parent Corporation and its successors and assigns and the Senior Executive and the Senior Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Senior Executive under this Agreement are of a personal nature, and the Senior Executive may not sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers, interests or obligations of the Senior Executive under this Agreement, except that any death payments otherwise due the Senior Executive shall be payable to the estate of the Senior Executive; provided further that the Parent Corporation may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Parent Corporation or any person, firm or corporation resulting from the reorganization of the Parent Corporation or succeeding to the business or assets of the Parent Corporation by purchase, merger, consolidation or otherwise.

11. Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

12. Duration. Notwithstanding the Term of Employment, this Agreement shall continue for so long as any obligations remain under this Agreement.

13. Survival. The provisions of Sections 6 through 22 of this Agreement shall survive and shall continue to be binding upon the Senior Executive and the Parent Corporation notwithstanding the termination of this Agreement for any reason whatsoever.

14. Amendment; Modification; Waiver. The provisions of this Agreement may be modified, amended or waived only in a document signed by the parties hereto and referring specifically hereto, and no handwritten changes to this Agreement will be binding unless initialed by each party. No course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Parent Corporation’s right to terminate the Term of Employment for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

15. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way. The Senior Executive acknowledges that no representations, warranties, promises, covenants, agreements or obligations, oral or written, have been made other than those expressly stated herein, and that he has not relied on any other representations, warranties, promises, covenants, agreements or obligations in signing this Agreement.

16. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

17. Jurisdiction; Venue. Except as otherwise provided in Section 6(f) in connection with equitable remedies, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the City of Wilmington, Delaware over any suit, action, dispute or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of Delaware, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party indicated in Section 22. With respect to any order obtained in accordance with this Section 17, any party hereto may enforce such order in any court having personal jurisdiction over the party against whom the order shall be enforced.

18. Attorneys’ Fees. In the event that any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal and costs incurred in bringing such suit or proceeding.

19. Headings. All descriptive headings of the several Sections or Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and same instrument. Facsimile and PDF signatures hereto shall have the same validity as original signatures hereto.

21. Representations and Warranties. Senior Executive represents and warrants to Parent Corporation that (i) Senior Executive is under no contractual or other restriction or obligation which is inconsistent with his execution of this Agreement or performance of his duties hereunder, (ii) Senior Executive has no physical or mental disability that would hinder his performance of his duties under this Agreement, with or without reasonable accommodation, and (iii) he has had the opportunity to consult with an attorney of his choosing in connection with the negotiation of this Agreement.

22. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by certified mail, by personal delivery or by overnight courier to (i) the Senior Executive at his residence (as set forth in Parent Corporation’s corporate records) or (ii) to the Parent Corporation at its principal office (as set forth in the first paragraph of this Agreement), or to such other address as shall be furnished in writing by either party to the other party, and shall be effective upon receipt, if by personal delivery, three (3) business days after mailing, if sent by certified mail or one (1) business day after deposit with an overnight courier (provided that any notice of change of address shall be effective only when actually received by the other party).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Parent Corporation:

LOGICAL CHOICE, INC.

By:
Name:	Adam Levin
Title:	Chief Executive Officer

Senior Executive:

By:
Name:	[NAME]

EXHIBIT D

Form of Amendment to Agreement for Participating Minority Shareholders

[NONE]

2

3

4

Schedule 3.7

Litigation

None

5

6

Schedule 3.9

Contracts.

●	All of the Material Contracts individually having a value in excess of US$50,000 that is binding upon Everest and Subsidiaries

Name of Contractor	Service Provided	Expediture in 2015/1~6 USD
Advanced Microdisplay Technology Co.,Ltd	Outsourcing Projector	348,180.00
Atop Technologies,Inc.	PCBA Subcontracting	65,317.71

Bank Loan Agreement -	As of 2014/12/31
Name of Bank	Description	Currency	Credit Line	Note
Hwa-Nan Bank	Short-term borrowing	TWD	40,000,000	renewable
First Bank	Short-term borrowing	TWD	70,000,000	renewable
ShinKuang Bank	Short-term borrowing	TWD	25,000,000	renewable
Taiwan Enterprise Bank	Short-term borrowing	TWD	50,000,000	renewable
Shang-Hai Commercial Bank	Short-term borrowing	TWD	30,000,000	renewable
Yuan-Ta Bank	Short-term borrowing	TWD	50,000,000	renewable
DBS	Short-term borrowing	TWD	30,000,000	renewable
Pan-Shin Bank	Short-term borrowing	TWD	20,000,000	renewable
Tai-Shin Bank	Short-term borrowing	TWD	20,000,000	renewable
Gin-Cheng Bank	Short-term borrowing	TWD	10,000,000	renewable
Yung-Fen Bank	Short-term borrowing	TWD	20,000,000	renewable
	Total		365,000,000

Bank Loan Agreement -	As of 2015/07/31
Name of Bank	Description	Currency	Credit Line	Note
Hwa-Nan Bank	Short-Term Borrowing	TWD	40,000,000	Renewable
	Long-Term Borrowing	TWD	30,000,000	Renewable
First Bank	Short-Term Borrowing	TWD	70,000,000	Renewable
ShinKuang Bank	Short-Term Borrowing	TWD	25,000,000	Renewable
Taiwan Enterprise Bank	Short-Term Borrowing	TWD	50,000,000	Renewable
Shang-Hai Commercial Bank	Short-Term Borrowing	TWD	30,000,000	Renewable
Yuan-Ta Bank	Short-Term Borrowing	TWD	60,000,000	Renewable
DBS	Short-Term Borrowing	TWD	30,000,000	Renewable
Pan-Shin Bank	Short-Term Borrowing	TWD	20,000,000	Renewable
	Long-Term Borrowing	TWD	10,000,000	Renewable
Tai-Shin Bank	Long-Term Borrowing	TWD	20,000,000	Renewable
Gin-Cheng Bank	Short-Term Borrowing	TWD	10,000,000	Renewable
JihSun Bank	Short-Term Borrowing	TWD	10,000,000	Renewable
	Total		405,000,000

7

Schedule 3.10

Title to Assets.

Except for the items shown on the balance sheet, there are no other items needed to be disclosed in this schedule.

8

Schedule 3.11(a)

Material Intellectual Property

List of all of Everest's and Subsidiaries' material Intellectual Property which is owned, licensed, leased or otherwise used by Everest in conducting the Business.

EVEREST DISPLAY INC.

Assignee	Title	Country	Case Type	Application Number	Patent Number
光峰科技股份有限公司 EVEREST DISPLAY INC.	可擷取影像的投影機及具有該投影機的簡報系統 Projector capable of capturing images and briefing system having the same	TW	新型 New type	95209009	M300825
光峰科技股份有限公司 EVEREST DISPLAY INC.	可擷取影像的投影機及具有該投影機的簡報系統 Projector capable of capturing images and briefing system having the same	CN	新型 New type	200620112262.8	200620112262.8
光峰科技股份有限公司 EVEREST DISPLAY INC. Boxlight Inc.	可擷取影像的投影機及具有該投影機的簡報系統 Projector capable of capturing images and briefing system having the same	US	發明 Invention	11/527516	7703926
光峰科技股份有限公司 EVEREST DISPLAY INC.	可擷取影像的投影機及具有該投影機的簡報系統 Projector capable of capturing images and briefing system having the same 画像を捕獲するプロジェクターと、プロジェクターを持つプレゼンテーションシステム	JP	新型 New type	2006-008055	3128532

9

10

11

12

Assignee	Title	Country	Case Type	Application Number	Patent Number
光峰科技股份有限公司 EVEREST DISPLAY INC.	互動投影機的擷取鏡頭與投影鏡頭設置構造 STRUCTURE OF CAPTURING LENS AND PROJECTION LENS FOR INTERACTIVE PROJECTORS	TW	新型 New type	99219201	M402441
光峰科技股份有限公司 EVEREST DISPLAY INC.	影像互動設備之抗雜訊裝置 The anti-noise device of image interaction device	TW	新型 New type	100206526	M411608
光峰科技股份有限公司 EVEREST DISPLAY INC.	立體影像投影裝置 Three dimensional image projector display device	TW	新型 New type	101206096	M434960
光峰科技股份有限公司 EVEREST DISPLAY INC.	一種光學觸控畫面延伸方法 OPTICAL TOUCH SCREEN EXPANSION METHOD	TW	發明 Invention	101113925	I463376

13

14

Assignee	Title	Country	Case Type	Application Number	Patent Number
光峰科技股份有限公司 EVEREST DISPLAY INC.	發光筆 Light pen	US	發明 Invention	12/007577	8066397
光峰科技股份有限公司 EVEREST DISPLAY INC. 台灣彩光科技股份有限公司 Taiwan ColorOptics, Inc	以快門式液晶建置於投影機上之立體顯像裝置與包含該立體顯像裝置之立體顯像系統 Three dimensional image display device with shutter liquid crystal disposed on a projector and three dimensional image display system comprising the same	TW	發明 Invention	101115941	
光峰科技股份有限公司 EVEREST DISPLAY INC.	具多模式之互動投影系統及其指示裝置與控制方法 MULTI-MODE INTERACTIVE PROJECTION SYSTEM, POINTING DEVICE THEREOF, AND CONTROL METHOD THEREFOR	TW	發明 Invention	101130397	
光峰科技股份有限公司 EVEREST DISPLAY INC.	具多模式之互動投影系統及其指示裝置與控制方法 MULTI-MODE INTERACTIVE PROJECTION SYSTEM, POINTING DEVICE THEREOF, AND CONTROL METHOD THEREFOR	CN	發明 Invention	201210331592.6	
光峰科技股份有限公司 EVEREST DISPLAY INC.	具多模式之互動投影系統及其指示裝置與控制方法 MULTI-MODE INTERACTIVE PROJECTION SYSTEM, POINTING DEVICE THEREOF, AND CONTROL METHOD THEREOF	US	發明 Invention	13/714552

15

16

Assignee	Title	Country	Case Type	Application Number	Patent Number
光峰科技股份有限公司 EVEREST DISPLAY INC.	光學元件切換裝置 The optical elements switching device	TW	新型 New type	101214374	M443189
光峰科技股份有限公司 EVEREST DISPLAY INC.	主動式喇叭裝置與數位式分散廣播系統及其廣播方法 ACTIVE SPEAKER APPARATUS、DIGITAL DISTRIBUTED BROADCASTING SYSTEM AND METHOD THEREOF	TW	發明 Invention	101137902	I477102
光峰科技股份有限公司 EVEREST DISPLAY INC.	互動式投影系統及其光標的座標校正方法 INTERACTIVE PROJECTION SYSTEM AND METHOD FOR CALIBRATING POSITION OF LIGHT POINT THEREOF	TW	發明 Invention	101144102	
光峰科技股份有限公司 EVEREST DISPLAY INC.	互動式投影系統及其光標的座標校正方法 INTERACTIVE PROJECTION SYSTEM AND METHOD FOR CALIBRATING POSITION OF LIGHT POINT THEREOF	US	發明 Invention	13/791817	8937593
光峰科技股份有限公司 EVEREST DISPLAY INC.	互動式投影系統及其互動式投影方法 INTERACTIVE PROJECTION SYSTEM AND METHOD THEREOF	TW	發明 Invention	102123787	
光峰科技股份有限公司 EVEREST DISPLAY INC.	鏡頭固定支架、光學互動模組及投影機 Lens fixed bracket, optics interactive module and projector	TW	新型 New type	102218909	M472217

17

18

Assignee	Title	Country	Case Type	Application Number	Patent Number
光峰科技股份有限公司	互動式顯示系統及其輸入裝置 INTERACTIVE DISPLAY SYSTEM AND INPUT DEVICE THEREOF	TW	發明	102148167	
光峰科技股份有限公司	互動式顯示系統及其輸入裝置 INTERACTIVE DISPLAY SYSTEM AND INPUT DEVICE THEREOF	US	發明	14/580412	
光峰科技股份有限公司	用於產生均勻線性光源的光學模組及產生均勻線性光源的方法OPTICAL MODULE FOR GENERATING A UNIFORM LINEAR LIGHT SOURCE AND A METHOD FOR GENERATING A UNIFORM LINEAR LIGHT SOURCE	TW	發明	102144799	
光峰科技股份有限公司	均光模組及光學觸控螢幕	TW	新型	102222974	M480086

19

20

21

Schedule 3.12

Third Party Products

- LIST OF ALL OF EVEREST'S AND SUBSIDIARIES' THIRD PARTY PRODUCT:
- EVEREST DISPLAY INC

EDI 投影機主要供應零件/廠商 - 70% The major supply parts/supplier of the projector			
Product 品名	**Specification 规格**	**Supplier 廠商簡稱**	**Manufacturer Country 廠商國別**
Optical Engine 光機	XGA/WXGA 短焦 Short-focus	Ricoh	日本 Japan
	XGA/WXGA 長焦 Long-focus	SUWA	日本 Japan
Panel/Driver IC 液晶面板/驅動 IC		Epson	日本 Japan
Lamp/Ballast 燈泡/點燈器	210W/245W	Philips	荷蘭 Netherlands
	230W	Ushio	日本 Japan
Power Supply 電源供應器		全漢企業 Quanhan enterprise	台灣 Taiwan
SP PCBA		其達 Qida	台灣 Taiwan
CPU IC	PW190	大傳企業 AECO Tecnology co. LTD (代理 Pixelworks) (Agency Pixelworks)	美國 USA

22

23

Schedule 3.13(a)
Key Customers and Key Suppliers

Key Customers

No.	Customer	Address
1	EIKI	6-23 Teramoto, Itami-shi, Hyogo, 664-0026 Japan
2	H-PEC	No.53, Nguyen Van Linh road, Trau Quy town, Gia Lam dist., Hanoi, Vietnam
3	HONEST	
4	Kindermann	97246 Eibelstadt-GERMANY
5	Sagem_comm	250, route de l'Empreeur, 92848 RUEIL MALMAISON Cedex France
6	ARP	Birkenstrasse 43b 6343 ROTKREUZ SWITZERLAND
7	SANYO (HK)	L28,Tower 1,Kowloon Commerce Centre, 51 Kwai Cheong Road,Kwai Chung,N.T., Hong Kong.
8	SANYO（DG）	
9	DUKANE	2900 Dukane Drive, St Charles, IL 60174
10	愛其 EIKI	上海市普陀區金沙江路 1628 弄 10 號樓 1607 室 1607, No.10, 1628 lane, Jinshajiang street, Putuo district, Shanghai,China
11	中關鑫業 **Zhongguan Xinye**	北京市海澱區知春路 49 號希格瑪公寓 5 號樓 B 座 202 室 B202, No.5 building, Xigema APT, Zhichun 49th street, Haidian district, Beijing,China
12	南京寶潤 Nanjing Baorun	南京市白下區龍蟠中路 329 號陶然苑 501 室 501, Taoranyuan, Longpan 329th middle street, Baixia district, Nanjing, Jiangsu, China
13	雲南海創 Yunnan Haichuang	昆明市白雲路王旗營金領地 14 樓 **14th floor, Wangqi Yingjin, Baiyun street, Kunming, Yunnan, China**
14	長沙鋒華 Changsha Fenghua	湖南省長沙市解放東路 38 號華菱瑞龍大廈 1401 **1401, Hualinglong Building, Jiefang 38th east street, Changsha, Hunan, China**
15	成都安捷倫 Chengdu **Anjielun**	成都市武侯區一環路南二段 6 號龍信大廈 516 號 516, No.6 Longxin Building, Nan 2nd street, Wuhou district, Chengdu, Sichuan, China
16	新科利華 Xinke Lihua	烏魯木齊市揚子江路 213 號(紅十月花園社區東一區 7 號樓 1 單元 102 室) **213, Yangzijiang street, Wulumuqi, Xinjiang, China**

24

25

26

27

28

Schedule 3.14

Operation of the Business.

Regarding item (a) to (g), there are no significant change.

29

Schedule 3.17

No Brokers

None.

30

Schedule 4.1

Jurisdictions of Formation of Purchaser, Parent and Vert

Entity	Jurisdictions of Formation
Boxlight Display, Inc. (Purchaser)	Taiwan
Boxlight Corporation, formerly known as Logical Choice Corporation (Parent)	Nevada
Vert Capital Corp. (Vert)	Delaware

Schedule 4.4

None.

Schedule 4.6

None.

Schedule 4.7

None.

Schedule 5.2(b)

None.

Schedule 7.2(a)

None.